Exhibit 99.3

PRO FORMA VALUATION REPORT

ST. JOSEPH BANCORP, INC.

PROPOSED HOLDING COMPANY FOR:
MIDWEST FEDERAL SAVINGS AND LOAN ASSOCIATION OF ST. JOSEPH
Saint Joseph, Missouri

Dated As Of:
August 28, 2008

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 28, 2008

Board of Directors
Midwest Federal Savings and Loan Association
Of St. Joseph
1901 Frederick Avenue
St. Joseph, Missouri 64501

Members of the Board of Directors:

          At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

          This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

          The Board of Directors of Midwest Federal Savings and Loan Association of St. Joseph, St. Joseph, Missouri (“Midwest Federal” or the “Association”) adopted the plan of conversion on July 9, 2008, incorporated herein by reference. Pursuant to the plan of conversion, the Association will convert from a federally-chartered savings and loan association to a federally-chartered stock savings and loan association and become a wholly-owned subsidiary of St. Joseph Bancorp, Inc. (“St. Joseph Bancorp” or the “Company”), a newly formed Maryland corporation. St. Joseph Bancorp will offer 100% of its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans such as the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are define for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Going forward, St. Joseph Bancorp will own 100% of the Association’s stock, and the Association will initially be St. Joseph Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Association and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors
August 28, 2008

          At this time, no other activities are contemplated for the Company other than the ownership of the Association, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, St. Joseph Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

          RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Association and the other parties engaged by the Association to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

          In preparing our appraisal, we have reviewed the Association’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Association that has included due diligence related discussions with Midwest Federal’s management; BKD, LLP, the Association’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Midwest Federal’s conversion counsel; and Sandler O’Neill & Partners, L.P., which has been retained as the financial and marketing advisor in connection with the Association’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

          We have investigated the competitive environment within which Midwest Federal operates and have assessed the Association’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Midwest Federal and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Association’s operating characteristics and financial performance as they relate to the pro forma market value of St. Joseph Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Association

Board of Directors
August 28, 2008

currently operates. We have compared Midwest Federal’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

          The Appraisal is based on Midwest Federal’s representation that the information contained in the regulatory applications and additional information furnished to us by the Association and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Association. The valuation considers Midwest Federal only as a going concern and should not be considered as an indication of the Association’s liquidation value.

          Our appraised value is predicated on a continuation of the current operating environment for the Association and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association’s value alone. It is our understanding that Midwest Federal intends to remain an independent institution and there are no current plans for selling control of the Association as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

          The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

          It is our opinion that, as of August 28, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $4,250,000 at the midpoint, equal to 425,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $3,612,500 and a maximum value of $4,887,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 361,250 at the minimum and 488,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $5,620,630 without a

Board of Directors
August 28, 2008

resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 562,063.

Limiting Factors and Considerations

          The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of St. Joseph Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

          The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Midwest Federal as of June 30, 2008, the date of the financial data included in the prospectus.

          RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

          The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Midwest Federal, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The

Board of Directors
August 28, 2008

reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
ST. JOSEPH BANCORP, INC.
MIDWEST FEDERAL SAVINGS AND LOAN ASSOCIATION
St. Joseph, Missouri

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.6
Income and Expense Trends		I.9
Interest Rate Risk Management		I.12
Lending Activities and Strategy		I.13
Asset Quality		I.16
Funding Composition and Strategy		I.16
Subsidiary Activities		1.17
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.6
Local Economy		II.8
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.12
Interest Rate Risk		III.14
Credit Risk		III.16
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
ST. JOSEPH BANCORP, INC.
MIDWEST FEDERAL SAVINGS AND LOAN ASSOCIATION
St. Joseph, Missouri
(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.7
5.	Dividends		IV.8
6.	Liquidity of the Shares		IV.9
7.	Marketing of the Issue		IV.10
	A.	The Public Market	IV.10
	B.	The New Issue Market	IV.18
	C.	The Acquisition Market	IV.20
8.	Management		IV.20
9.	Effect of Government Regulation and Regulatory Reform		IV.21
Summary of Adjustments			IV.21
Valuation Approaches:			IV.22
1.	Price-to-Earnings (“P/E”)		IV.23
2.	Price-to-Book (“P/B”)		IV.25
3.	Price-to-Assets (“P/A”)		IV.25
Comparison to Recent Offerings			IV.26
Valuation Conclusion			IV.27

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
ST. JOSEPH BANCORP, INC.
MIDWEST FEDERAL SAVINGS AND LOAN ASSOCIATION
St. Joseph, Missouri

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.7
2.2	Buchanan County Employment Sectors	II.8
2.3	St. Joseph Largest Employers	II.9
2.4	Unemployment Trends	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.19
4.3	Public Market Pricing	IV.24

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

          Midwest Federal Savings and Loan Association of St. Joseph (“Midwest Federal” or the “Association”), chartered in 1923, is a federally-chartered mutual savings and loan association headquartered in St. Joseph, Missouri. Midwest Federal serves northwestern Missouri through its main office in St. Joseph, which is the county seat of Buchanan County. A map of the Association’s office location is provided in Exhibit I-1. The Association is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2008, the Association had $17.9 million in assets, $12.3 million in deposits and total equity of $5.5 million, equal to 30.6% of total assets. The Association’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

          On July 9, 2008, the Board of Directors of the Association adopted a plan of conversion, incorporated herein by reference, in which the Association will convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and become a wholly-owned subsidiary of St. Joseph, Bancorp, Inc. (“St. Joseph Bancorp” or the “Company”), a newly formed Maryland corporation. St. Joseph Bancorp will offer 100% of its common stock to qualifying depositors of Midwest Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering. Going forward, St. Joseph Bancorp will own 100% of the Association’s stock, and the Association will initially be St. Joseph Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Association and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

          At this time, no other activities are contemplated for the Company other than the ownership of the Association, extending a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, St. Joseph Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock pursuant to regulatory restrictions and limitations, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

          Midwest Federal maintains a local community banking emphasis, which has emphasized a traditional thrift operating strategy of funding originations of 1-4 family loans with retail deposits. Diversification into other types of lending has been limited and certificates of deposit (“CDs”) constitute the largest portion of the deposit base. Sources of non-interest operating income have been a very minor contributor to the Association’s earnings, reflecting very limited diversification into fee-based products and services. Non-interest operating income has also been limited by the relatively low concentration of transaction deposit accounts in the deposit base.

          Currently, the Association is operating at a net loss on a core earnings basis, due to narrow interest rate spreads, high operating expenses and nominal revenues generated from sources other than interest income. In connection with the mutual-to-stock conversion transaction, the Association will be seeking to pursue a more diversified lending strategy. While the origination of 1-4 family permanent mortgage loans is expected to remain as the Association’s primary lending activity, lending diversification by Midwest Federal will seek to establish and gradually develop loan portfolio diversification into commercial real estate loans as well as become more active in the origination of consumer and construction loans. Pursuant to the Association’s planned diversification into commercial real estate lending, the Association plans to hire a commercial loan officer. The Association also plans to increase its 1-4 family lending activities, which will include introduction of ARM loan products and selling originations of fixed rate loans to the secondary market to support management of interest rate risk

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

and provided a new source of fee income for the Association. In addition to enhancing the yield and interest rate sensitivity of the Association’s interest-earning assets, plan growth strategies will facilitate leveraging of operating expenses as certain inherent fixed costs and compensation expenses will be spread over a larger asset base. To support planned growth strategies, the Association has been building infrastructure in such areas as upgrading its systems and office facility and putting a website in place that will provide electronic banking services. Additionally, to improve its competitive position and support planned growth strategies, the Association is planning to open a second branch office in St. Joseph that will be located in the growth area of the city.

          In connection with the Association’s strategy to emphasize loan growth, cash flow from maturing investments is primarily being redeployed to fund loan growth. Historically, Midwest Federal’s interest-earning asset composition has consisted of a relatively high concentration of investments, which has been a contributing factor to the Association’s relatively narrow interest rate spreads. The investment portfolio is considered to be indicative of a low risk investment philosophy, consisting of U.S. Government agency securities, mortgage-backed securities and a modest balance of municipal bonds.

          The Association’s lending and investment strategies have supported management of credit risk exposure, as evidenced by very favorable credit quality measures for non-performing assets and credit quality related losses. Midwest Federal is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).

          Retail deposits have consistently served as the primary interest-bearing funding source for the Association. Certificates of deposit (“CDs”) constitute the largest portion of the Association’s deposit composition, with the concentration of CDs comprising total deposits approximating 80% over the past two and one-half years. The high concentration of deposits maintained in CDs has also been a contributing factor to the Association’s relatively narrow interest rate spreads. The Association has targeted growth of lower costing transaction account deposits as an area of strategic emphasis, pursuant to which the Association will be seeking to establish full service banking

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

relationships with its retail and commercial loan customers. Introduction of new products and services, as well as opening a second branch, is expected to enhance growth of transaction deposits. Midwest Federal typically has not utilized borrowings as a funding source.

          Midwest Federal’s earnings base is largely dependent upon net interest income and operating expense levels. For the twelve month period ended June 30, 2008, the Association maintained a relatively low net interest income to average assets ratio; particularly, for an institution with a relatively high level of capital and resulting high interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio. As discussed above, the low net interest income ratio is reflective of narrow interest rate spreads that have been the result of maintaining a relatively high concentration of interest-earning assets in investments, very limited lending diversification into higher yielding types of loans and a deposit basis that is concentrated in CDs. High operating expenses have also depressed the Association’s earnings in recent periods, as the Association has been building infrastructure to implement future growth strategies. Non-interest operating income has been a nominal contributor to earnings, reflecting the Association’s traditional thrift operating strategy that has provided for only a modest earnings contribution from fee-based products and services. Overall, for the twelve months ended June 30, 2008, the Association is operating at a net loss on a core earnings basis.

          The Association’s Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Midwest Federal. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Midwest Federal. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Midwest Federal’s higher capital position resulting from the infusion of stock proceeds will support balance sheet growth strategies that will result in a more leveraged capital position over time. Contemplated growth strategies are expected to improve interest rate spreads, as well as generate additional revenues from sources of non-interest operating income. Planned growth will also serve to leverage operating expenses.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Midwest Federal’s higher pro forma equity-to-asset ratio will also serve to reduce interest rate risk, particularly through strengthening the Association’s IEA/IBL ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Association’s future funding needs, which may facilitate a reduction in Midwest Federal’s funding costs. Additionally, the Association will be better positioned to pursue growth through expansion of the branch network or through acquisition of other financial service providers following the stock offering, given its strengthened capital position and ability to offer stock as consideration. At this time, the Association has no specific plans for expansion other than establishing a second branch office in St. Joseph. The projected uses of proceeds are highlighted below.

o

St. Joseph Bancorp, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

o

Midwest Federal. Approximately 50% of the net stock proceeds will be infused into the Association in exchange for all of the Association’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association are anticipated to become part of general operating funds that will be primarily deployed into investments and loans.

          Overall, it is the Association’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Midwest Federal’s operations. The Association has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity (“ROE”), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Balance Sheet Trends

          Table 1.1 shows the Association’s historical balance sheet data for the five years ended June 20, 1008. The Association changed from a June 30 fiscal year to a December 31 fiscal year in 2006. From June 30, 2003 through June 30, 2008, Midwest Federal’s assets decreased at a 2.0% annual rate. Asset shrinkage consisted mostly of investment securities, which funded loan growth as well as deposit run-off. A summary of Midwest Federal’s key operating ratios for the past two and one-half years is presented in Exhibit I-3.

          Midwest Federal’s loans receivable portfolio increased at a 22.7% annual rate from June 30, 2003 through June 30, 2008, with the loan portfolio exhibiting positive growth since June 30, 2004. Loan growth combined with asset shrinkage served to increase the loans-to-assets ratio from 18.1% at June 30 2003 to 55.9% at June 30, 2008. Midwest Federal’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 97.7% of total loans receivable consisted of 1-4 family permanent mortgage loans at June 30, 2008. Diversification into other types of lending has consistently been very limited for the Association, with the balance of the loan portfolio at June 30, 2008 consisting of consumer loans (1.6% of total loans) and commercial business loans (0.6% of total loans).

          The intent of the Association’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Midwest Federal’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be invested into short-term liquid instruments. Over the past five years, the Association’s level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 80.9% of assets at June 30, 2004 to a low of 41.5% of assets at June 30, 2008. The general downward trend in the level of cash and investments maintained by the Association reflects the redeployment of liquidity and cash flow realized from maturing investments into loan growth, as well as funding deposit run-off. Mortgage-backed securities have comprised the largest portion of the investment portfolio over the past five years, with the portfolio consisting of mortgage-pass-through certificates that are guaranteed or insured by Government

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Table 1.1
Midwest Federal Savings and Loan Association
Historical Balance Sheet Data

													6/30/03- 6/30/08 Annual. Growth Rate

	At Fiscal Year Ended June 30,						At Year Ended December 31,				At June 30,

	2003		2004		2005		2006		2007		2008

	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct

	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$19,794	100.00%	$19,272	100.00%	$17,619	100.00%	$18,209	100.00%	$18,427	100.00%	$17,857	100.00%	-2.04%
Cash and cash equivalents	348	1.76%	374	1.94%	207	1.17%	149	0.82%	136	0.74%	590	3.30%	11.14%
Interest bearing deposits with banks	4,300	21.72%	2,575	13.36%	2,150	12.20%	1,600	8.79%	2,750	14.92%	1,600	8.96%	-17.94%
Investment securities	11,065	55.90%	12,499	64.86%	10,907	61.90%	7,187	39.47%	5,991	32.51%	5,080	28.45%	-14.42%
Loans receivable, net	3,591	18.14%	3,338	17.32%	3,938	22.35%	8,778	48.21%	9,001	48.85%	9,974	55.85%	22.67%
FHLB Stock	143	0.72%	143	0.74%	143	0.81%	143	0.79%	143	0.78%	143	0.80%	0.00%

Deposits	$14,400	72.75%	$13,780	71.50%	$12,076	68.54%	$12,797	70.28%	$12,890	69.95%	$12,324	69.01%	-2.19%

Equity	$5,345	27.00%	$5,445	28.25%	$5,491	31.17%	$5,374	29.51%	$5,483	29.76%	$5,456	30.55%	0.51%

Loans/Deposits		76.84%		90.70%		90.32%		56.16%		46.48%		41.22%

Banking Offices Open	1		1		1		1		1		1

(1) Ratios are as a percent of ending assets.

Sources: Midwest Federal’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Sponsored Enterprises (“GSEs”). As of June 30, 2008, the mortgage-backed securities portfolio consisted entirely of fixed rate securities with contractual maturities of less than 10 years. As of June 30, 2008, the mortgage-backed securities portfolio totaled $3.4 million or 18.8% of assets. Other investments maintained by the Association at June 30, 2008 consisted of U.S. Government agency securities ($1.5 million), municipal bonds ($208,000), interest—bearing deposits in other institutions ($1.6 million) and FHLB stock ($143,000). All investment securities are maintained as available for sale and at June 30, 2008 the net unrealized loss on the investment securities portfolio equaled $32,000. Exhibit I-4 provides historical detail of the Association’s investment securities portfolio for the past two and one-half years. The Association also held cash and cash equivalents amounting to $590,000 or 3.3% of assets at June 30, 2008.

          Over the past five years, Midwest Federal’s funding needs have been largely addressed through retail deposits and internal cash flows, with supplemental funding provided by retained earnings. From June 30, 2003 through June 30, 2008, the Association’s deposits decreased at an annual rate of 2.2%. Deposits trended lower during fiscal years 2004 and 2005, which was followed by modest deposit growth in 2006 and 2007. Deposits declined slightly during the six months ended June 30, 2008. Deposits as a percent of assets ranged from a low of 68.5% at June 30, 2005 to a high of 72.8% at June 30, 2003. As of June 30, 2008, the Association’s deposits totaled $12.3 million or 69.0% of assets. CDs have consistently accounted for the major portion of the Association’s deposit composition and equaled 80.2% of total deposits at June 30, 2008.

          Since June 30, 2003, earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 0.5%. Asset shrinkage combined with modest capital growth provided for an increase in the Association’s equity-to-assets ratio from 27.0% at June 20, 3003 to 30.6% at June 30, 2008. All of the Association’s capital is tangible capital, and the Association maintained significant capital surpluses relative to all of its regulatory capital requirements at June 30, 2008. The addition of stock proceeds will serve to strengthen the Association’s capital position, as well as support planned growth strategies. At the same time, even

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

with a return to profitability, the Association’s high level of pro forma capital can be expected to initially depress ROE measures relative to industry norms.

Income and Expense Trends

          Table 1.2 shows the Association’s historical income statements for the past five fiscal years and for the twelve months ended June 30, 2008. For the five year period covered in Table 1.2, the low and high for the Association’s earnings ranged from a net loss equal to 0.20% of average assets for the twelve months ended June 30, 2008 to net income equal to 0.51% of average assets in fiscal 2004. Net interest income and operating expenses represent the primary components of the Association’s earnings. Non-interest operating income has been a limited contributor to the Association’s earnings, while loan loss provisions established over the past five years have been modest as well. Gains and losses from the sale of assets typically have not been a factor in the Association’s earnings over the past five years.

          Over the past five fiscal years and for the twelve months ended June 30, 2008, the Association’s net interest income to average assets ratio ranged from a low of 2.32% during fiscal 2003 to a high of 2.72% during fiscal 2005. For the twelve months ended June 30, 2008, the net interest income to average asset ratio equaled 2.51%. The positive trend in the net interest income ratio from fiscal 2003 through fiscal 2005 was realized through a more significant decrease in the interest expense ratio compared to the interest income ratio, which was supported the relatively low interest rate environment that prevailed for short-term interest rates during that period. Comparatively, the decrease in the Association’s net interest income ratio since fiscal 2005 resulted from a more significant increase in the interest expense ratio compared to the interest income ratio, which was consistent with trends in the Association’s interest rate spread. Midwest Federal’s interest rate spread narrowed from 1.93% in 2006 to 1.45% in 2007 and then improved slightly to 1.63% in first half of 2008. The Association’s net interest rate spreads and yields and costs for the past two and one-half years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Table 1.2
Midwest Federal Savings and Loan Association
Historical Income Statements

	For the Year Fiscal Year Ended June 30,						For the Year Ended December 31,				For the 12 months Ended 6/30/08

	2003		2004		2005		2006		2007

	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)

	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$920	4.68%	$793	4.06%	$752	4.08%	$847	4.73%	$945	5.16%	$933	5.15%
Interest expense	(465)	-2.37%	(307)	-1.57%	(250)	-1.36%	(363)	-2.03%	(487)	-2.66%	(477)	-2.63%

Net interest income	$455	2.32%	$486	2.49%	$502	2.72%	$484	2.70%	$458	2.50%	$456	2.51%
Provision for loan losses	0	0.00%	0	0.00%	0	0.00%	(5)	-0.03%	(8)	-0.04%	(8)	-0.04%

Net interest income after provisions	$455	2.32%	$486	2.49%	$502	2.72%	$479	2.67%	$450	2.46%	$448	2.46%

Other operating income	$18	0.09%	$16	0.08%	$7	0.04%	$2	0.01%	$2	0.01%	$1	0.01%
Operating expense	(365)	-1.86%	(383)	-1.96%	(423)	-2.29%	(462)	-2.58%	(449)	-2.45%	(493)	-2.72%

Net operating income	$108	0.55%	$119	0.61%	$86	0.47%	$19	0.11%	$3	0.02%	($44)	-0.24%

Non-Operating Income(Loss)
Gain(loss) on sale of assets	$0	0.00%	$0	0.00%	($9)	-0.05%	$0	0.00%	$0	0.00%	$0	0.00%

Net non-operating income(loss)	$0	0.00%	$0	0.00%	($9)	-0.05%	$0	0.00%	$0	0.00%	$0	0.00%

Net income before tax	$108	0.55%	$119	0.61%	$77	0.42%	$19	0.11%	$3	0.02%	($44)	-0.24%
Income tax provision	(31)	-0.16%	(20)	-0.10%	(31)	-0.17%	2	0.01%	3	0.02%	7	0.04%

Net income (loss)	$77	0.39%	$99	0.51%	$46	0.25%	$21	0.12%	$6	0.03%	($37)	-0.20%

Adjusted Earnings
Net income	$77	0.39%	$99	0.51%	$46	0.25%	$21	0.12%	$6	0.03%	($37)	-0.20%
Add(Deduct): Net gain/(loss) on sale	0	0.00%	0	0.00%	9	0.05%	0	0.00%	0	0.00%	0	0.00%
Tax effect (2)	0	0.00%	0	0.00%	(3)	-0.02%	0	0.00%	0	0.00%	0	0.00%

Adjusted earnings	$77	0.39%	$99	0.51%	$52	0.28%	$21	0.12%	$6	0.03%	($37)	-0.20%

Expense Coverage Ratio (3)	1.25		1.27		1.19		1.05		1.02		0.92
Efficiency Ratio (4)	77.2%		76.3%		83.1%		95.1%		97.6%		107.9%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a 32.0% effective tax rate.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: Midwest Federal’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

          Non-interest operating income has been a limited contributor to the Association’s earnings over the past five fiscal years and for the twelve months ended June 30, 2008, reflecting the Association’s adherence to a traditional thrift operating philosophy that has provided for very limited diversification into products and services that generate non-interest operating income. In fact, for past two years and for the twelve months ended June 30, 2008, non-interest operating income was nominal and equaled 0.01% of average assets for each of those respective periods. Miscellaneous other fees and service charges constitute the only source of non-interest operating income for the Association.

          Operating expenses represent the other major component of the Association’s earnings, ranging from a low of 1.86%% of average assets during fiscal 2003 to a high of 2.72% of average assets for the twelve months ended June 30, 2008. The general upward trend in the Association’s operating expense ratio since fiscal 2003 resulted from higher operating expenses and a decrease in assets during the period. The increase in operating expenses has been attributable to normal cost increases associated with managing and operating Midwest Federal, as well as putting in place infrastructure to support planned growth strategies. Upward pressure will be placed on the Association’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Association’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

          Overall, the general trends in the Association’s net interest margin and operating expense ratio since fiscal 2003 reflect a decrease in core earnings, as indicated by the Association’s expense coverage ratio (net interest income divided by operating expenses). Midwest Federal’s expense coverage ratio equaled 1.25 times in fiscal 2003, versus a comparable ratio of 0.72 times during the twelve months ended June 30, 2008. The decrease in the expense coverage ratio resulted from an increase in the operating expense ratio, which was partially negated by an increase in the interest income ratio as well. Similarly, Midwest Federal’s efficiency ratio (operating expenses,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 77.2% in fiscal 2003 was more favorable than the 107.9% efficiency ratio recorded for the twelve months ended June 30, 2008.

          Maintenance of very favorable credit quality measures substantially limited the impact of loan loss provisions on the Association’s earnings over the past five fiscal years and for the twelve months ended June 30, 2008. No loan loss provisions were established during fiscal years 2003 through 2005, while modest loan loss provisions were established during 2006 and 2007 and for the twelve months ended June 30, 2008. For the twelve months ended June 30, 2008, the Association recorded loan loss provisions of $8,000 equal to 0.04% of average assets. Loan loss provisions established by the Association in recent periods have been largely related to growth of the loan portfolio, as there has been no deterioration in the credit quality of the loan portfolio. As of June 30, 2008, the Association maintained valuation allowances of $18,000, equal to 0.18% of net loans receivable. Exhibit I-6 sets forth the Association’s loan loss allowance activity during the past two and one-half years.

          With the exception of fiscal 2005, non-operating income has not been a factor in the Association’s earning for the period covered in Table 1.2. In fiscal 2005, the Association recorded a $9,000 non-operating loss on the sale of assets equal to 0.05% of average assets.

          The Association’s effective tax rate ranged from a 100.0% tax benefit in 2007 to a tax provision equal to 40.3% of pre-tax income in fiscal 2005. For the twelve months ended June 30, 2008, the Association recorded a tax benefit equal to 15.9% of the pre-tax loss. As set forth in the prospectus, the Association’s marginal effective statutory tax rate is 32.0%.

Interest Rate Risk Management

          The Association’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

that generally prevailed during 2006 and the first nine months of 2007, in which the yield curve was flat or inverted. Comparatively, the net interest margin has benefited from the decline in short-term interest rates that started in the second half of 2007, which has provided for a steeper yield curve. As of June 30, 2008, the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 16% decline in the Association’s NPV (see Exhibit I-7).

          The Association’s primary strategies to manage interest rate risk have been to maintain a strong capital position, which has supported a favorable interest-earning assets/interest-bearing liabilities ratio, and to limit non-performing assets that become non-interest-earning assets. Maintaining investments as available for sale and underwriting originations of 1-4 family loans so that they can be sold into the secondary market are also strategies utilized to support management of the Association’s interest rate risk. As of December 31, 2007, of the Association’s total loans due after December 31, 2008, ARM loans comprised 3.0% of those loans (see Exhibit I-8). Pursuant to the Association’s business plan, diversification into more interest rate sensitive types of lending, introduction of a 1-4 family ARM loan product and emphasizing growth of core deposits would also serve to reduce the short-term repricing mismatch between interest rate sensitive assets and liabilities.

          The infusion of stock proceeds will serve to further limit the Association’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Association’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

          Midwest Federal’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans account for the major portion of the Association’s current loan portfolio. Beyond 1-4 family loans, lending diversification by the Association has been very limited. One of the primary strategic objectives of the Association’s business plan is to implement a more diversified lending strategy, with

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

commercial real estate loans, consumer loans and construction loans being emphasized as areas of lending diversification. Notwithstanding strategic objectives of increasing lending diversification, the origination of 1-4 family permanent mortgage loans is expected to remain as the largest source of loan production for the Association. Exhibit I-9 provides historical detail of Midwest Federal’s loan portfolio composition over the two and one-half years and Exhibit I-10 provides the contractual maturity of the Association’s loan portfolio by loan type as of December 31, 2007.

          The Association’s 1-4 family lending activities consist of the origination of fixed rate loans with terms of up to 30 years. The Association’s philosophy has been to retain all originations for investment; although, loans are generally underwritten to secondary market standards, so that the loans can be sold if such a strategy becomes desirable. Going forward, the Association plans to sell a portion of its fixed rate originations on a servicing released basis. Any ARM loans originated by the Association will be retained for investment Residential loans are generated directly by the Association and are secured by local properties. As of June 30, 2008, the Association’s portfolio of 1-4 family permanent mortgage loans totaled $9.8 million or 97.7% of total loans outstanding. Included in the 1-4 family loan balance were second mortgage loans totaling $189,000 at June 30, 2008.

          Construction loans have been a limited area of lending diversification for the Association and at June 30, 2008, the Association did not have any construction loans outstanding. Construction loans originated by the Association consist of loans to finance the construction of 1-4 family residences. Construction loans extended for 1-4 family properties are originated as construction/permanent loans. Construction/permanent loans are offered on comparable terms as 1-4 family permanent mortgage loans, but provide for payment of interest only during the construction phase.

          Commercial real estate lending is currently not an area of lending diversification for the Association, but is expected to become a source of loan growth following the conversion. Planned diversification into commercial real estate lending is expected to

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

be facilitated by the hiring of commercial loan officer and will be limited to loans secured by local properties.

          Diversification into consumer and commercial business lending has been minimal for Midwest Federal. The consumer loan portfolio consists of deposit account loans, which totaled $164,000 or 1.6% of total loans outstanding at June 30, 2008. Following the conversion, consumer lending is expected to become a more significant area of lending diversification for the Association with a targeted emphasis on home equity lending. To a lesser extent, the Association will seek to originate installment loans as part of its consumer lending activities following the conversion.

          Commercial business lending has been a substantially inactive area of lending for the Association and is expected to remain as a limited area of lending diversification following the conversion. At June 30, 2008, the Association had one commercial business loan with a balance of $63,000 or 0.6% of total loans outstanding. The loan was secured by vehicles and equipment.

          Exhibit I-11 provides a summary of the Association’s lending activities over the past two and one-half years. Consistent with the Association’s loan portfolio composition, originations of 1-4 family permanent mortgage loans accounted for the major portion of loans originated during the past two and one-half years. Loans originated during the past two and one-half years totaled $7.7 million, with 1-4 family permanent mortgage loans accounting for $6.5 million or 84.2% of the total loans originated. The balance of the Association’s loan production for the two and one-half period consisted substantially of $1.1 million of construction loans or 13.8% of total loans originated. Trends in the Association’s lending volume showed total originations declining from $4.6 million in 2006 to $1.5 million in 2007. Total loans originated for the six months ended June 30, 2008 equaled $1.6 million, versus $686,000 for the comparable year ago period. The Association did not purchase or sell any loans during the two and one-half year period ended June 30, 2008. Overall, loans originated exceeded loan repayments throughout the two and one-period, which sustained a positive trend in total loans outstanding from year end 2006 through June 30, 2008.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Asset Quality

          The Association’s 1-4 family lending emphasis in local markets has supported maintenance of very favorable credit quality measures. Most notably, the Association did not have any non-performing assets at year ends 2006 and 2007 or at June 30, 2008. To track the Association’s asset quality and the adequacy of valuation allowances, Midwest Federal has established asset classification policies and procedures which are consistent with regulatory guidelines. The credit quality of the loan portfolio is reviewed monthly by the Board and senior management. Pursuant to these procedures, when needed, the Association establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2008, the Association maintained valuation allowances of $18,000, equal to 0.18% of net loans receivable.

Funding Composition and Strategy

          Deposits have typically been the only interest-bearing source of funds utilized by the Association. Exhibit I-12 sets forth the Association’s deposit composition for the past two and one-half years and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at June 30, 2008. CDs account for the largest portion of the Association’s deposit base, totaling $8.9 million of 80.2% of total deposits at June 30, 2008. As of June 30, 2008, 56.2% of the CDs were scheduled to mature in one year or less. As of June 30, 2008, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $1.7 million or 17.1% of total CDs. Midwest Federal does not maintain any brokered CDs. The Association also maintains a base of “core” deposits comprised of savings and NOW accounts, which in aggregate equaled $2.4 million or 19.8% of total deposits at June 30, 2008. Savings accounts constitute the largest portion of the Association’s core deposits, and at June 30, 2008 totaled $2.2 million or 90.8% of core deposits.

          Recent trends in the Association’s deposit composition have showed little change in the relative levels CDs and core deposits maintained as a percent of total deposits. For the two and one-half year period ended June 30, 2008, the concentration of CDs

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

comprising total deposits ranged from a low of 79.1% at year end 2006 to a high of 82.4% at year end 2007. Modest growth of core deposits and a slight decrease in CDs served to reduce the concentration of CDs comprising total deposits to 80.2% at June 30, 2008.

          Borrowings typically have not been utilized as a funding source by the Association. To the extent the Association’s funding needs warrant utilization of borrowings, the Association may obtain advances from the FHLB of Des Moines as a source of borrowings.

Subsidiary Activities

          Midwest Federal maintains one wholly-owned subsidiary, MFS Service Corporation, which is an inactive insurance agency.

Legal Proceedings

          Midwest Federal is not currently party to any pending legal proceedings that the Association’s management believes would have a material adverse effect on the Association’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

          Midwest Federal serves northwestern Missouri through its main office in St. Joseph, which is the county seat of Buchanan County. The major portion of the Association’s activities is conducted in Buchanan County and surrounding contiguous markets. Exhibit II-1 provides information on the Association’s main office.

          The primary market area served by Midwest Federal, which is on the northwest Missouri border approximately 50 miles north of Kansas City, is largely suburban and rural in nature. The Association’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Association has more limited resources and a smaller market presence than most of its competitors. The primary market area economy is fairly diversified, with services, wholesale/retail trade and government constituting the basis of the primary market area economy.

          Future growth opportunities for the Association depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Association and the relative economic health of the Association’s market area.

National Economic Factors

          The future success of the Association’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over past few quarters, economic data at the start of the fourth quarter of 2007 generally pointed to weaker growth. Manufacturing slowed in October and retailers posted weak October sales. Employers boosted payrolls by a surprisingly strong 166,000 jobs in October, while the October national unemployment rate held steady at 4.7%. Existing home sales declined for an eighth straight month in October, despite a sharp decline in home prices. Orders of durable-goods also declined in October. Manufacturing activity fell in

RP® Financial, LC.	MARKET AREA
II.2

November, but stayed above recession levels. The November U.S. unemployment rate remained at 4.7%, as 94,000 jobs were added in November. Housing starts fell in November to a 16-year low, but existing home sales edged up in November from October amid lower prices. Sluggish hiring in December drove the U.S. unemployment rate up to a two-year high of 5.0%. Other signs of a cooling economy at year end included a decline in December retail sales, December housing starts plunging to their slowest pace in 16 years and fourth quarter GDP growth slowing to a modest 0.6% annualized growth rate.

          Signs of the economy potentially slipping into a recession continued to emerge in 2008, with January employment data showing a drop in payrolls for the first time since 2003. The January unemployment rate dipped to 4.9%, as the civilian labor force shrank slightly. January economic data also showed retailers continuing to experience a decline in sales. New home sales fell in January for a third straight month, pushing activity down to the slowest pace in nearly 13 years. Due to the ongoing housing slump, the Federal Reserve cut its economic growth forecast for 2008. Consumer confidence dropped sharply in February amid growing concerns of a forthcoming recession. Other data that indicated the economy was heading towards a recession included a decline in February manufacturing activity to a five-year low, and the number of homes entering foreclosure hit a record in the fourth quarter of 2007. February employment data showed a loss of jobs, although the unemployment rate dipped to 4.8%. Falling home prices spurred an increase in February existing home sales, although new home sales continued to decline in February. The weak housing market was further evidenced by a decrease in residential construction activity during February, which pushed the mark for decreased residential construction activity to a record 24 consecutive months. Manufacturing activity edged up slightly in March 2008, although the March reading still signaled that the manufacturing sector was still in contraction. March employment data showed a third straight month of job losses, with the unemployment rate increasing from 4.8% to 5.1%. The prolonged housing slump continued into March, with sales of new homes plunging to the slowest pace in over 16 years despite sharply lower prices. Sales and prices of existing homes were also down in March. Orders for durable goods dropped for the third consecutive month in March,

RP® Financial, LC.	MARKET AREA
II.3

providing further evidence that the economy was sliding into recession. Overall, the economy expanded at a 0.6% annual rate in the first quarter.

          The economy lost jobs in April 2008, which was the fourth month in a row that the labor force shrank. However, employers cut far fewer jobs in April than in recent months and the unemployment rate dropped to 5.0% compared to 5.1% in March. Led by a decline in auto sales, retail sales dropped 0.2% in April which was a less significant decline than anticipated. Comparatively, the manufacturing sector struggled in April, as evidenced by a 0.7% decline in industrial output. Housing starts were higher in April compared to March, with the surprising increase supported by a sharp rise in multi-family construction. Existing home sales dropped for a ninth straight month in April, although new home sales unexpectedly showed a modest increase in April. Record foreclosures and delinquencies in the first quarter served to further depress home prices, with every major metropolitan area experiencing double digit declines in home prices from April 2007 to April 2008. The nation’s unemployment rate jumped from 5.0% in April to 5.5% in May, the biggest monthly rise since 1986 with job losses totaling 49,000 in May. Comparatively, retail sales rose more than expected in May, reflecting the benefit of consumers spending their economic-stimulus checks. However, the outlook for retailers was less favorable, as consumer confidence for June tumbled to a 16-year low. First quarter GDP growth of 1% was slightly above the previous estimate, while existing home sales rose 2% in May.

          At the start of the third quarter of 2008, June employment data showed that employers cut jobs for a sixth straight month in June and the June national unemployment rate held steady at 5.5%. Helped by tax-rebate sales, retailers, generally beat forecasts for June sales. Weakness in the economy continued to be reflected by a 2.6% decline in existing home sales from May to June and the Federal Reserve’s “beige book” released in late-July showed that economic activity was weak across most of the U.S. July unemployment rose to a four-year high of 5.7%, as employers cut 51,000 jobs. The reduction in jobs was less than projected. Manufacturing activity was flat in July, as higher prices weighed on growth. Retail sales dropped 0.1% in July, the first decline in five months, as data reflected a sharp drop in

RP® Financial, LC.	MARKET AREA
II.4

auto sales. Existing home sales rose 3.1% in July from June, while housing starts fell 11% in July as inventories of unsold homes continued to increase. Second quarter GDP growth was revised upward to an annual rate of 3.3% compared to an original estimate of 1.9%, but the pace of growth was expected to slow for the rest of the year. Personal income fell in July by the largest amount in three years and consumer spending slowed in July in light of the waning impact of the economic stimulus payments.

          In terms of interest rates trends in recent quarters, inflation jitters amid stronger than expected job growth for September pushed interest rates higher at the start of the fourth quarter of 2007. Gloomy economic data, along with consumer confidence dropping to a two-year lower, provided for a pullback in long-term Treasury yields during the second half of October. As generally expected, the Federal Reserve concluded its October meeting with a 25 basis point rate cut. The downward trend in Treasury yields continued into November, as concerns about the credit squeeze and economic downturn sent investors seeking safety in Treasury bonds. Growing credit fears pushed the yield on the 10-year Treasury bond below 4.0% in late-November and early-December, the lowest yield for 10-year Treasury bonds in more than three years. Treasury yields moved higher ahead of the December Federal Reserve meeting, amid expectations that the Federal Reserve would implement another rate cut. The yield on the 10-year Treasury note edged below 4.0% following the quarter point rate cut by the Federal Reserve, but Treasury yields quickly reversed course on renewed inflation concerns based on larger than expected increases in November producer and consumer prices. More signs of an economic slow down served to push long-term Treasury yields lower in the final weeks of 2007.

          The downward trend in long-term Treasury yields continued to prevail in early-2008, as economic data generally pointed towards an economy growing weaker. Interest rates declined further on news of a surprise 0.75% rate cut by the Federal Reserve a week before its scheduled rate meeting at the end of January, with the yield on the 10-year Treasury note dipping below 3.50%. Treasury yields edged slightly higher in the week before the Federal Reserve meeting. The Federal Reserve meeting

RP® Financial, LC.	MARKET AREA
II.5

at the end of January concluded with a second rate cut over a nine day period, as the target rate was cut by 0.5% to 3.0%. Interest rates stabilized during the first half of February, with more economic data pointing towards a recession, and then edged higher going into late-February on inflation worries fueled by a 0.4% jump in January consumer prices. More signs of a softening U.S. economy and renewed worries of the deepening credit crisis, which was highlighted by the collapse of investment banking firm Bear Stearns, pushed bond yields lower at the end of February and the first half of March. The yield on the 10-year Treasury dipped below 3.5% in mid-March. The Federal Reserve cut its target rate by 0.75% to 2.25% at its mid-March meeting, which along with renewed worries about the economy pushed Treasury yields lower heading into the second half of March. Treasury yields edged higher at the end of the first quarter, with the 10-year Treasury yield stabilizing around 3.5%.

          Interest rates were fairly stable during the first half of April 2008, as economic data pointed towards the U.S. economy going into recession. Most notably, March employment data showed job losses for a third consecutive month and April consumer confidence dropped to a new low for the fourth month in a row. Economic data showing higher wholesale and consumer prices in March, along with an unexpected drop in weekly unemployment claims in late–April, pushed long-term Treasury yields higher in the second half of April. At the end of April, the Federal Reserve lowered its target rate by a quarter point to 2%. The rate cut was the seventh in eight months, although the Federal Reserve signaled that it may be ready for a pause with respect to further interest rate cuts. Long-term Treasury yields stabilized through most of May, as economic data provided mixed signals on the likelihood of the national economy going into recession. Inflation worries fueled by the steep decline in the dollar pushed interest rates higher in mid-June, with the yield on the 10-year Treasury note moving above 4% to 4.25%. Interest rates eased lower ahead of the late-June meeting of the Federal Reserve. The Federal Reserve kept its key short-term rate at 2% and suggested that its next move was likely to be a rate increase, which supported a further easing of long-term interest rates through the end of the second quarter.

RP® Financial, LC.	MARKET AREA
II.6

          The downward trend in long-term Treasury continued during the first half of July 2008, with the 10-year Treasury yield dipping to 3.84% in mid-July. A jump in June consumer prices pushed the 10-year Treasury yield back above 4.0 % during the second half of July, which was followed by a decline in long-term Treasury yields in late-July and early-August on weak economic data. Interest rates stabilized through mid-August, as the Federal Reserve held rates steady and suggested it would continue to balance the risk of rising prices and slower growth. Bonds rallied heading into late-August on more concerns about the credit crunch hurting the financial sector and expectations of slower economic growth in the second half of the year. As of August 28, 2008, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 2.19% and 3.79%, respectively, versus comparable year ago yields of 4.36% and 4.53%. Exhibit II-2 provides historical interest rate trends.

Market Area Demographics

          Key demographic and economic indicators in the Association’s market include population, number of households and household/per capita income levels. Demographic data for Buchanan County, as well as comparative data for Missouri and the U.S., is provided in Table 2.1. From 2000 through 2007, Buchanan County’s population did not change significantly and reported an annual growth rate below Missouri’s annual population growth rate of 0.8%. Both the county and state population growth rates lagged the U.S. population annual growth rate of 1.2%. Growth in the number of households was slightly higher than the population growth rates, with Buchanan County reflecting a lower household growth rate relative to the Missouri and U.S. household growth rates. Projected five year population and household growth rates for Buchanan County are consistent with the 2000 to 2007 growth rates. Similarly, the projected population and household rates for Missouri and the U.S. are consistent with their recent historical growth rates.

          Median household and per capita income measures in Buchanan County were slightly below the comparable measures for the U.S. and Missouri, which is indicative of the market area’s more rural nature that provides for a lower cost of living than the more

RP® Financial, LC.	MARKET AREA
II.7

Table 2.1
Midwest Federal Savings & Loan Association
Summary Demographic Data

	Year					Growth Rate	Growth Rate
	2000	2007		2012		2000-07	2007-2012

Population(000)
United States	281,422	306,348		325,526		1.2%	1.2%
Missouri	5,595	5,912		6,154		0.8%	0.8%
Buchanan County	86	86		86		0.0%	0.0%

Households(000)
United States	105,480	115,337		122,831		1.3%	1.3%
Missouri	2,195	2,342		2,448		0.9%	0.9%
Buchanan County	34	34		34		0.2%	0.1%

Median Household Income($)
United States	$42,164	$53,154		$62,503		3.4%	3.3%
Missouri	38,005	47,568		55,657		3.3%	3.2%
Buchanan County	34,712	43,197		49,963		3.2%	3.0%

Per Capita Income($)
United States	$21,587	$27,916		$33,873		3.7%	3.9%
Missouri	19,936	25,475		30,680		3.6%	3.8%
Buchanan County	17,882	22,391		26,798		3.3%	3.7%

	Less Than	$25,000	to	$50,000	to
2007 HH Income Dist.(%)	$25,000	50,000		$100,000		$100,000 +
United States	21.9%	25.0%		32.3%		20.8%
Missouri	24.2%	28.2%		31.9%		15.8%
Buchanan County	27.8%	29.3%		32.2%		10.7%

Source: SNL Financial

RP® Financial, LC.	MARKET AREA
II.8

heavily populated markets within the state. Household income distribution measures show that in comparison to Buchanan County, both the U.S. and Missouri maintain a higher percentage of households with incomes of $100,000 or more. From 2000 to 2007, household income and per capita income increased at slightly slower rates in Buchanan County compared to the U.S. and Missouri. Over the next five years, growth in household income for Buchanan County is projected to remain below the comparable Missouri and U.S. growth rates.

Local Economy

          The Association’s primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade and manufacturing serving as the basis of the local economy. As shown in Table 2.2, service jobs represent the largest employment sector in Buchanan County, followed by employment in the wholesale/retail and government sectors. Most sectors of the Buchanan County economy added jobs from 2001 through 2005 and similar to national trends, the service industry experienced the strongest job growth during the period. However, manufacturing jobs, which tend to be higher paying jobs, contracted slightly from 2001 to 2005.

Table 2.2
Buchanan County Employment Sectors (1)

Employment Sectors	% of Labor Force
Services	38.0%
Wholesale/Retail Trade	17.5
Government	13.1
Manufacturing	11.3
Finance, Insurance and Real Estate	7.5
Construction	5.8
Other	6.8
100.0%

          (1) As of 2005.

          Source: Regional Economic Information System Bureau of Economic Analysis.

          Table 2.3, which lists the largest employers in St. Joseph, further reveals the economy of the Association’s market area. While St. Joseph’s largest single employer is the health care system, the city has a diversified employment base which helps to

RP® Financial, LC.	MARKET AREA
II.9

maintain a relatively stable economy. Major employers range from education to automotive battery production, aerial work platform manufacturing, and animal pharmaceutical research and production.

Table 2.3
St. Joseph Largest Employers

Employer	Product/Service	Employment
Heartland Health	Healthcare	2,800
Triumph Foods	Food Processing	2,300
St. Joseph School District	Education	1,882
Altec Industries	Manufacturing	850
American Family Insurance	Office	820
Boehringer Ingelheim Vetmedica, Inc.	Animal Health	750
System Services and Technologies	Customer Service Ctr	744
Sara Lee Foods	Food Processing	700
City of St. Joseph	Government	665
Western Reception, Diagnostic & Correctional Ctr	Prison	576
Missouri Western State University	Education	534
Wal-Mart, North Belt	Retail	450
IVX Animal Health	Animal Health	432
Missouri Department of Transportation	Government	411
Wire Rope Corporation	Manufacturing	410
Snorkel International, Inc.	Aerial Work Platforms	401

Source: St. Joseph Area Chamber of Commerce

          Comparative unemployment rates for Buchanan County, as well as for the U.S. and Missouri, are shown in Table 2.4. Buchanan County’s June 2008 unemployment rate of 5.0% was lower than the comparable Missouri unemployment rate of 6.0% and the national unemployment rate of 5.7%, owing to its diversified and stable employment

RP® Financial, LC.	MARKET AREA
II.10

base. Unemployment rates in the Association’s market, as well as on a state and national basis, have been trending upward for the most recent 12 month period. The regional and national economies have been responding to slower economic growth and the troubled housing and financial sectors that have caused many employers to cut down on employees or limit hiring.

Table 2.4
Unemployment Trends (1)

Region	June 2007 Unemployment	June 2008 Unemployment
United States	4.7%	5.7%
Missouri	5.4	6.0
Buchanan County	4.5	5.0

          (1) Unemployment rates have not been seasonally adjusted.

          Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

          The Association’s retail deposit base is closely tied to the economic fortunes of Buchanan County and, in particular, the areas of the county that are nearby to Midwest Federal’s single branch location in St. Joseph. Table 2.5 displays deposit market trends from June 30, 2004 through June 30, 2007 for Midwest Federal, as well as for all commercial bank and savings institution branches located in Buchanan County and the state of Missouri. The data indicates that bank and thrift deposits in Buchanan County increased at a 1.1% annual rate from June 30, 2004 through June 30, 2007, which was below the comparative 5.6% deposit growth rate posted by all Missouri banks and thrifts. Consistent with the state of Missouri, commercial banks maintained a much larger market share of deposits than savings institutions in Buchanan County. The larger deposit market share maintained by commercial banks was supported by their significantly larger branch presence. During the period covered in Table 2.5, commercial banks experienced a decline in deposit market share in both Buchanan

RP® Financial, LC.	MARKET AREA
II.11

Table 2.5
Midwest Federal Savings & Loan Association
Deposit Summary

	As of June 30,						Deposit Growth Rate 2004-2007
	2004			2007
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)

State of Missouri	$87,090,347	100.0%	2,189	$102,606,790	100.0%	2,376	5.6%
Commercial Banks	82,821,318	95.1%	2,073	96,447,491	94.0%	2,263	5.2%
Savings Institutions	4,269,029	4.9%	116	6,159,299	6.0%	113	13.0%

Buchanan County	$1,294,512	100.0%	35	$1,339,359	100.0%	32	1.1%
Commercial Banks	1,194,816	92.3%	33	1,232,987	92.1%	30	1.1%
Savings Institutions	99,696	7.7%	2	106,372	7.9%	2	2.2%
Midwest Federal	13,808	1.1%	1	12,815	1.0%	1	-2.5%

Source: FDIC.

RP® Financial, LC.	MARKET AREA
II.12

County and the state of Missouri, reflecting stronger growth rates for savings institution deposits in both the county and the state.

          The Association’s $12.8 million of deposits at June 30, 2007 represented a 1.0% market share of the Buchanan County thrift and bank deposits. Midwest Federal’s deposits decreased at a 2.5% annual rate from June 30, 2004 through June 30, 2007, which served to slightly decrease its market share of Buchanan County deposits from 1.1% at June 30, 2004 to 1.0% at June 30, 2007.

          The Association faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Midwest Federal. With regard to lending competition, the Association encounters the most significant competition from the same institutions providing deposit services. In addition, the Association competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.6 lists the Association’s largest competitors in Buchanan County, based on deposit market share as noted parenthetically. As of June 30, 2007, the Association maintained a 1.0% market share of deposits in Buchanan County, which represented the 12th largest market share of deposits in the county.

Table 2.6
Midwest Federal Savings & Loan Association
Market Area Deposit Competitors

Location	Name
Buchanan County	Commerce Bancshares, Inc (21.4%)
Nodaway Valley Bancshrs. (19.9%)
U.S. Bancorp (13.6%)
Dickinson Financial Corp. (9.6%)
Marshall & Ilsey Corp. (7.4%)
Midwest Federal (1.0%) Rank of 12

Sources: SNL Financial and FDIC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

          This chapter presents an analysis of Midwest Federal’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Midwest Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Midwest Federal, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

          The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

          Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

are approximately 161 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Midwest Federal will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics that were generally similar to those of Midwest Federal. In light of the small asset size of Midwest Federal, the following selection criteria were applied to the universe of all public companies that were eligible for consideration:

o

Screen #1 The ten smallest publicly-traded thrift institutions that are profitable on a reported and core earnings basis: Central Federal Corp. of Ohio, FFD Financial Corp. of Ohio, First Bancshares, Inc. of Missouri, GS Financial Corp. of Louisiana, Jefferson Bancshares of Tennessee, Liberty Bancorp, Inc. of Missouri, Louisiana Bancorp, Inc. of Louisiana, Mayflower Bancorp, Inc. of Massachusetts, Osage Bancshares, Inc. of Oklahoma and Rome Bancorp, Inc. of New York.

          Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Midwest Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Midwest Federal’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

          A summary description of the key comparable characteristics of each of the Peer Group companies relative to Midwest Federal’s characteristics is detailed below.

o

Central Federal Corp. of Ohio. Selected due to relatively small asset size, Midwest market area, similar ratio of deposits funding assets, low return on average assets, comparable level of operating expenses as a percent of average assets and favorable credit quality measures.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
August 28, 2008

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value

										($)	($Mil)

LBCP	Liberty Bancorp, Inc. of MO	NASDAQ	Liberty, MO	Thrift	$343		6	09-30	07/06	$8.75	$35
JFBI	Jefferson Bancshares Inc. of TN	NASDAQ	Morristown, TN	Thrift	$334	M	5	06-30	07/03	$8.86	$55
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	$328		5	12-31	03/05	$10.50	$77
LABC	Louisiana Bancorp, inc. of LA	NASDAQ	Metairie, LA	Thrift	$294		3	12-31	07/07	$12.69	$81
CFBK	Central Federal Corp. of OH	NASDAQ	Fairlawn, OH	Thrift	$279		4	12-31	12/98	$3.65	$15
FBSI	First Bancshares, Inc. of MO	NASDAQ	Mtn. Grove, MO	Thrift	$249	M	11	06-30	12/93	$16.80	$26
MFLR	Mayflower Bancorp, Inc. of MA	NASDAQ	Middleboro, MA	Thrift	$244	M	7	04-30	12/87	$9.75	$20
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	$206		5	12-31	04/97	$15.00	$19
FFDF	FFD Financial Corp. of Dover OH	NASDAQ	Dover, OH	Thrift	$180	M	4	06-30	04/96	$12.25	$13
OSBK	Osage Bancshares, Inc. of OK	NASDAQ	Pawhuska, OK	Thrift	$138	M	2	06-30	01/07	$9.75	$32

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source:	SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

o

FFD Financial Corp. of Ohio. Selected due to relatively small asset size, Midwest market area, comparable level of operating expenses as a percent of average assets and favorable credit quality measures.

o	First Bancshares, Inc. of Missouri. Selected due to relatively small asset size, Missouri market area and low return on average assets.

o

GS Financial Corp. of Louisiana. Selected due to relatively small asset size, similar ratio of deposits funding assets, low return on average assets and limited earnings contribution from non-interest operating income.

o

Jefferson Bancshares of Tennessee. Selected due to relatively small asset size, relatively high equity-to-assets ratio, similar ratio of deposits funding assets, comparable level of operating expenses as a percent of average assets and favorable credit quality measures.

o

Liberty Bancorp, Inc. of Missouri. Selected due to relatively small asset size, Missouri market area, similar ratio of deposits funding assets and comparable level of operating expenses as a percent of average assets.

o

Louisiana Bancorp, Inc. of Louisiana. Selected due to relatively small asset size, relatively high equity-to-assets ratio, limited earnings contribution from non-interest operating income and favorable credit quality measures.

o

Mayflower Bancorp, Inc. of Massachusetts. Selected due to relatively small asset size, similar interest-earning asset composition, comparable level of operating expenses as a percent of average assets and favorable credit quality measures.

o

Osage Bancshares, Inc. of Oklahoma. Selected due to relatively small asset size, relatively high equity-to-assets ratio, similar ratio of deposits funding assets, comparable level of operating expenses as a percent of average assets, similar concentration of 1-4 family loans as a percent of assets and favorable credit quality measures.

o

Rome Bancorp, Inc. of New York. Selected due to relatively small asset size, relatively high equity-to-assets ratio, similar ratio of deposits funding assets, similar concentration of 1-4 family loans as a percent of assets and favorable credit quality measures.

          In aggregate, the Peer Group companies maintained a higher level of capital compared to the industry average (15.93% of assets versus 11.00% for all public companies), generated higher earnings as a percent of average assets (0.53% ROAA versus 0.19% for all public companies), and earned a higher ROE (3.27% ROE versus 1.82% for all public companies). Overall, the Peer Group’s average P/TB ratio and average P/E multiple were below and above the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,655		$259
Market capitalization ($Mil)	$409		$37
Equity/assets (%)	11.00%		15.93%
Return on average assets (%)	0.19		0.53
Return on average equity (%)	1.82		3.27

Pricing Ratios (Averages)(1)
Price/earnings (x)	17.52	x	21.28	x
Price/tangible book (%)	100.33%		86.56%
Price/assets (%)	9.81		14.15

(1)	Based on market prices as of August 28, 2008.

          Ideally, the Peer Group companies would be comparable to Midwest Federal in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Midwest Federal, as will be highlighted in the following comparative analysis.

Financial Condition

          Table 3.2 shows comparative balance sheet measures for Midwest Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Association’s and the Peer Group’s ratios reflect balances as of June 30, 2008, unless indicated otherwise for the Peer Group companies. Midwest Federal’s equity-to-assets ratio of 30.6% was well above the Peer Group’s average net worth ratio of 15.9%.Accordingly, with the infusion of the net conversion proceeds, the discrepancy between the Association’s and the Peer Group’s equity-to-assets ratios will widen further. Tangible equity-to-assets ratios for the Association and the Peer Group were the same as their respective equity-to-assets ratios. The increase in Midwest Federal’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Association’s high pro

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of June 30, 2008

		Balance Sheet as a Percent of Assets

		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth

Midwest Federal Savings & Loan
June 30, 2008		3.3%	38.2%	0.0%	55.8%	69.0%	0.0%	0.0%	30.6%	0.0%	30.6%

All Public Companies
Averages		3.4%	19.8%	1.3%	71.1%	66.4%	20.0%	0.6%	11.8%	1.0%	10.9%
Medians		2.4%	16.5%	1.4%	72.9%	67.5%	18.8%	0.0%	10.1%	0.1%	9.1%

State of MO
Averages		3.6%	11.1%	1.8%	79.4%	65.7%	22.7%	0.8%	10.0%	0.2%	9.9%
Medians		2.7%	11.0%	2.3%	81.0%	65.2%	23.6%	0.8%	10.4%	0.1%	10.2%

Comparable Group
Averages		4.0%	19.8%	1.1%	71.1%	69.1%	14.0%	0.2%	15.9%	0.0%	15.9%
Medians		3.5%	17.5%	0.7%	72.4%	67.0%	13.1%	0.0%	13.0%	0.0%	13.0%

Comparable Group
CFBK	Central Federal Corp. of OH	1.3%	10.1%	1.4%	83.5%	71.4%	16.8%	1.9%	9.3%	0.0%	9.3%
FFDF	FFD Financial Corp. of Dover OH(1)	5.3%	4.1%	0.0%	88.2%	77.7%	11.5%	0.0%	10.1%	0.0%	10.1%
FBSI	First Bancshares, Inc. of MO(1)	6.8%	19.0%	2.4%	67.5%	79.6%	9.0%	0.0%	11.0%	0.1%	10.9%
GSLA	GS Financial Corp. of LA	3.7%	24.1%	0.0%	67.5%	65.3%	20.6%	0.0%	13.4%	0.0%	13.4%
JFBI	Jefferson Bancshares Inc. of TN(1)	4.7%	3.3%	1.7%	84.7%	68.1%	9.9%	0.0%	21.7%	0.0%	21.7%
LBCP	Liberty Bancorp, Inc. of MO(1)	2.8%	16.1%	2.4%	73.9%	65.9%	20.9%	0.0%	12.7%	0.0%	12.7%
LABC	Louisiana Bancorp, Inc. of LA	3.1%	60.1%	0.0%	35.2%	50.8%	17.4%	0.0%	30.6%	0.0%	30.6%
MFLR	Mayflower Bancorp, Inc. of MA(1)	3.2%	39.8%	0.0%	51.4%	83.8%	7.7%	0.0%	8.2%	0.0%	8.1%
OSBK	Osage Bancshares, Inc. of OK(1)	6.3%	19.4%	0.0%	70.8%	64.2%	11.6%	0.0%	22.7%	0.0%	22.7%
ROME	Rome Bancorp, Inc. of Rome NY	2.6%	2.2%	2.7%	88.0%	63.9%	14.7%	0.0%	19.7%	0.0%	19.7%

		Balance Sheet Annual Growth Rates							Regulatory Capital

		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.

Midwest Federal Savings & Loan
June 30, 2008		-1.29%	-12.64%	8.89%	-2.48%	0.00%	1.01%	1.01%	30.62%	30.62%	79.40%

All Public Companies
Averages		8.26%	0.11%	9.72%	4.03%	21.39%	-1.37%	-2.34%	10.39%	10.28%	16.33%
Medians		6.79%	-0.93%	8.77%	1.68%	14.47%	-0.35%	-0.58%	8.87%	8.80%	13.50%

State of MO
Averages		5.82%	-3.77%	8.83%	-0.74%	21.05%	0.53%	0.77%	9.81%	9.81%	13.55%
Medians		3.66%	-8.83%	9.08%	-0.58%	10.03%	2.76%	2.93%	9.93%	9.93%	13.50%

Comparable Group
Averages		6.89%	-4.52%	9.45%	1.93%	23.59%	-3.77%	-3.73%	14.57%	14.57%	25.84%
Medians		5.78%	-3.08%	7.87%	4.42%	10.35%	-1.65%	-1.65%	13.19%	13.19%	22.36%

Comparable Group
CFBK	Central Federal Corp. of OH	7.20%	-11.72%	10.97%	12.32%	-2.39%	-5.56%	-5.56%	NA	NA	NA
FFDF	FFD Financial Corp. of Dover OH(1)	6.11%	4.08%	5.65%	4.89%	23.78%	2.74%	2.74%	NA	NA	NA
FBSI	First Bancshares, Inc. of MO(1)	3.07%	-7.74%	8.92%	5.34%	-14.26%	3.12%	3.34%	10.05%	10.05%	16.42%
GSLA	GS Financial Corp. of LA	21.02%	2.13%	31.64%	7.31%	NM	1.76%	1.76%	13.19%	13.19%	22.36%
JFBI	Jefferson Bancshares Inc. of TN(1)	1.26%	-28.99%	5.66%	3.94%	-9.09%	-1.65%	-1.65%	NA	NA	NA
LBCP	Liberty Bancorp, Inc. of MO(1)	4.26%	-20.08%	9.25%	-7.13%	NM	-11.08%	-11.08%	11.10%	11.10%	14.50%
LABC	Louisiana Bancorp, Inc. of LA	10.40%	12.98%	6.82%	-26.82%	83.72%	NM	NM	20.17%	20.17%	50.45%
MFLR	Mayflower Bancorp, Inc. of MA(1)	0.60%	11.90%	-8.52%	1.65%	-9.24%	1.39%	1.46%	NA	NA	NA
OSBK	Osage Bancshares, Inc. of OK(1)	9.49%	-9.33%	18.25%	15.95%	23.08%	-10.92%	-10.92%	NA	NA	NA
ROME	Rome Bancorp, Inc. of Rome NY	5.45%	1.59%	5.87%	1.84%	93.13%	-13.69%	-13.69%	18.36%	18.36%	25.49%

(1)	Financial information is for the quarter ending March 31, 2008.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

forma capitalization will make it difficult to achieve a competitive return on equity until the capital is leveraged through profitable growth strategies. Both Midwest Federal’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Association’s ratios currently exceeding the Peer Group’s ratios.

          The interest-earning asset compositions for the Association and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Midwest Federal and the Peer Group. The Association’s loans-to-assets ratio of 55.8% was below the comparable Peer Group ratio of 71.1%. Comparatively, the Association’s cash and investments-to-assets ratio of 41.5% was above the comparable ratio for the Peer Group of 23.8%. Overall, Midwest Federal’s interest-earning assets amounted to 97.3% of assets, which was slightly above the comparable Peer Group ratio of 94.9%. The Peer Group’s lower ratio of interest-earning assets was in part attributable to the maintenance of bank owned life insurance (“BOLI”) on the balance sheet, which amounted to 1.1% of the Peer Group’s assets.

          Midwest Federal’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Association’s deposits equaled 69.0% of assets, which approximated the Peer Group’s ratio of 69.1%. No borrowings were held by the Association, while borrowings for the Peer Group equaled 14.2% of assets. Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 69.0% and 83.3%, respectively, with the Association’s lower ratio supported by maintenance of a higher capital position.

          A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Association’s IEA/IBL ratio is stronger than the Peer Group’s ratio, based on respective ratios of 141.0% and 113.7%. The additional capital realized from stock proceeds should serve to increase the Association’s IEA/IBL ratio, as the interest free capital realized in Midwest Federal’s stock offering is expected to be mostly deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

          The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Midwest Federal’s growth rates are based on annualized growth from December 31, 2006 through June 30, 2008, while the Peer Group’s growth rates are based on annual growth rates for the twelve months ended June 30, 2008 or the most recent period available. Midwest Federal recorded a 1.3% decrease in assets, versus a 6.9% increase in assets for the Peer Group. Asset shrinkage was the result of a 12.6% decline in cash and investments, which was largely offset by an 8.9% increase in loans. Asset growth for the Peer Group was sustained by a 9.5% increase in loans, which was in part funded by a 4.5% reduction in cash and investments.

          Asset shrinkage for the Association funded a 2.5% reduction in deposits. Asset growth for the Peer Group was funded with deposit growth of 1.9% and a 23.6% increase in borrowings. The Association’s capital growth rate equaled 1.0%, versus a 3.8% decrease in capital for the Peer Group. The Association’s nominally positive capital growth rate was the result of a decline in the net unrealized loss on available for sale investments, which was largely offset by a decline in retained earnings due to a slight net loss recorded for the period evaluated. Comparatively, the Peer Group’s slightly negative capital growth rate reflects retention of earnings being more than offset by dividend payments as well as stock repurchases. The Association’s post-conversion capital growth rate will be constrained by maintenance of a very high pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Association’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

          Table 3.3 displays statements of operations for the Association and the Peer Group. The Association’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2008, unless otherwise indicated for the Peer Group companies. Midwest Federal reported a net loss equal to 0.20% of average assets, versus net income equal to 0.52% of average assets for the Peer Group. Higher levels of net interest income and non-interest operating income represented earnings

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended June 30, 2008

			Net Interest Income					Other Income

		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income

Midwest Federal Savings & Loan
June 30, 2008		-0.20%	5.15%	2.63%	2.51%	0.04%	2.46%	0.00%	0.00%	0.01%	0.01%

All Public Companies
Averages		0.22%	5.73%	3.02%	2.71%	0.38%	2.33%	0.03%	-0.02%	0.66%	0.67%
Medians		0.44%	5.68%	3.06%	2.73%	0.14%	2.52%	0.00%	0.00%	0.51%	0.51%

State of MO
Averages		0.55%	6.24%	3.40%	2.85%	0.38%	2.47%	0.01%	-0.07%	0.78%	0.72%
Medians		0.66%	6.23%	3.30%	2.85%	0.38%	2.47%	0.00%	-0.08%	0.77%	0.68%

Comparable Group
Averages		0.52%	6.09%	2.80%	3.29%	0.16%	3.14%	0.02%	0.00%	0.44%	0.46%
Medians		0.50%	6.18%	2.99%	3.18%	0.06%	3.17%	0.00%	0.00%	0.40%	0.43%

Comparable Group
CFBK	Central Federal Corp. of OH	0.06%	6.52%	3.47%	3.05%	0.32%	2.73%	0.00%	0.01%	0.41%	0.42%
FFDF	FFD Financial Corp. of Dover OH(1)	0.78%	6.83%	3.06%	3.77%	0.39%	3.38%	0.00%	0.00%	0.29%	0.29%
FBSI	First Bancshares, Inc. of MO(1)	0.12%	6.10%	3.23%	2.87%	0.30%	2.57%	0.00%	0.00%	0.96%	0.96%
GSLA	GS Financial Corp. of LA	0.09%	6.31%	3.08%	3.23%	0.00%	3.23%	0.00%	0.00%	0.13%	0.13%
JFBI	Jefferson Bancshares Inc. of TN(1)	0.40%	6.39%	2.91%	3.48%	0.11%	3.37%	0.11%	0.02%	0.27%	0.40%
LBCP	Liberty Bancorp, Inc. of MO	0.57%	6.26%	3.12%	3.14%	0.52%	2.61%	0.02%	-0.08%	0.62%	0.57%
LABC	Louisiana Bancorp, Inc. of LA	1.14%	5.46%	2.04%	3.42%	-0.08%	3.50%	0.00%	0.00%	0.17%	0.17%
MFLR	Mayflower Bancorp, Inc. of MA(1)	0.43%	5.54%	2.75%	2.80%	0.00%	2.80%	0.05%	0.00%	0.39%	0.44%
OSBK	Osage Bancshares, Inc. of OK(1)(3)	0.65%	5.81%	2.70%	3.11%	0.00%	3.11%	0.05%	0.00%	0.45%	0.50%
ROME	Rome Bancorp, Inc. of Rome NY	0.93%	5.67%	1.60%	4.08%	0.02%	4.06%	0.00%	0.00%	0.68%	0.68%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads

		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate

Midwest Federal Savings & Loan
June 30, 2008		2.72%	0.00%	0.00%	0.00%	5.26%	3.78%	1.48%	$3,571	-15.91%

All Public Companies
Averages		2.55%	0.08%	-0.01%	0.00%	6.07%	3.48%	2.59%	$5,780	32.25%
Medians		2.53%	0.00%	0.00%	0.00%	5.98%	3.54%	2.66%	$4,925	32.87%

State of MO
Averages		2.74%	0.01%	0.37%	0.00%	6.69%	3.82%	2.87%	$3,616	30.52%
Medians		2.53%	0.01%	0.27%	0.00%	6.68%	3.66%	2.99%	$3,623	29.83%

Comparable Group
Averages		2.79%	0.00%	0.02%	0.00%	6.44%	3.36%	3.08%	$3,925	31.31%
Medians		2.73%	0.00%	0.03%	0.00%	6.67%	3.64%	3.02%	$4,180	30.28%

Comparable Group
CFBK	Central Federal Corp. of OH	2.69%	0.00%	-0.18%	0.00%	6.88%	3.89%	2.99%	$4,568	0.13%
FFDF	FFD Financial Corp. of Dover OH(1)	2.57%	0.00%	0.09%	0.00%	6.99%	3.46%	3.53%	NM	34.20%
FBSI	First Bancshares, Inc. of MO(1)	3.44%	0.02%	0.09%	0.00%	6.80%	3.65%	3.15%	$2,184	26.10%
GSLA	GS Financial Corp. of LA	3.03%	0.00%	-0.16%	0.00%	6.64%	3.65%	2.99%	$4,470	47.92%
JFBI	Jefferson Bancshares Inc. of TN(1)	2.88%	0.00%	0.00%	0.00%	6.90%	3.74%	3.16%	NM	54.98%
LBCP	Liberty Bancorp, Inc. of MO	2.51%	0.00%	0.11%	0.00%	6.69%	3.65%	3.04%	$4,180	26.80%
LABC	Louisiana Bancorp, Inc. of LA	2.06%	0.00%	0.02%	0.00%	5.55%	2.90%	2.66%	$4,897	30.28%
MFLR	Mayflower Bancorp, Inc. of MA(1)	2.77%	0.01%	0.15%	0.00%	5.84%	3.01%	2.83%	$3,931	28.50%
OSBK	Osage Bancshares, Inc. of OK(1)(3)	2.62%	0.00%	0.05%	0.00%	6.02%	3.63%	2.38%	NM	NM
ROME	Rome Bancorp, Inc. of Rome NY	3.36%	0.00%	0.01%	0.00%	6.11%	2.08%	4.03%	$3,246	32.92%

(1) Financial information is for the quarter ending March 31, 2008.

(3) Income and expense information has been annualized from available financial information.

Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

advantages for the Peer Group. Lower loan loss provisions and operating expenses represented earnings advantages for the Association.

          The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio, which was partially offset by the Association’s lower interest expense ratio. The Association’s lower interest expense ratio was realized through maintaining a lower level of interest-bearing funding assets as the result of its higher capital position, which was partially offset by the Peer Group’s lower cost of funds (3.36% versus 3.78% for the Association). Comparatively, the Peer Group’s higher interest income ratio was supported by a higher overall yield earned on interest-earning assets (6.44% versus 5.26% for the Association). Overall, Midwest Federal and the Peer Group reported net interest income to average assets ratios of 2.51% and 3.29%, respectively.

          In another key area of core earnings strength, the Association maintained a slightly lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Association and the Peer Group reported operating expense to average assets ratios of 2.72% and 2.79%, respectively. The Association’s slightly lower operating expense ratio was achieved despite maintaining a comparatively higher number of employees relative to its asset size, which may imply that the relatively low cost of living in the Association’s market area supported comparatively lower compensation expenses relative to the market areas served by the Peer Group companies on average. Assets per full time equivalent employee equaled $3.6 million for the Association, versus a comparable measure of $3.9 million for the Peer Group. On a post-offering basis, the Association’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Midwest Federal’s capacity to leverage operating expenses will be significantly greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

          When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Association’s earnings were less favorable than the Peer Group’s. Expense coverage ratios posted by Midwest Federal and the Peer Group equaled 0.92x and 1.18x, respectively.

          Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.46% and 0.01% of the Peer Group’s and Midwest Federal’s average assets, respectively. The Association’s relatively low earnings contribution realized from non-interest operating income is indicative of a traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been fairly limited. Taking non-interest operating income into account in comparing the Association’s and the Peer Group’s earnings, Midwest Federal’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 107.9% percent was less favorable than the Peer Group’s efficiency ratio of 74.4%.

          Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions equaling 0.04% and 0.16% of average assets for the Association and the Peer Group, respectively. The relatively minor impact of loan loss provisions on the Association’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage based lenders, were indicative of their generally favorable credit quality measures and low risk lending strategies.

          Net gains and losses realized from the sale of assets were not a factor in the Association’s earnings and a nominal factor in the Peer Group’s earnings, as the Peer Group reported a net gain equal to 0.02% of average assets. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Association’s or the Peer Group’s earnings.

          As the result of the net loss recorded during the period, Midwest Federal recorded a tax benefit equal to 15.91% of the pre-tax loss. Comparatively, the Peer Group posted an effective tax rate of 31.31%. As indicated in the prospectus, the Association’s effective marginal tax rate is equal to 32.0%.

Loan Composition

          Table 3.4 presents data related to the Association’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Association’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (73.5% of assets versus 41.8% for the Peer Group). The Association’s higher ratio was attributable to maintaining higher concentrations of both mortgage-backed securities and 1-4 family loans in comparison to the Peer Group’s ratios. The Association does not maintain a balance of loans serviced for others, while the Peer Group’s average balance of loans serviced for others equaled $25.0 million or 9.6% of assets. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.

          Diversification into higher risk types of lending was more significant for the Peer Group companies, as lending diversification of the Association has been very limited. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (22.8% of assets), followed by commercial business loans (6.3% of assets). The Association’s lending diversification consisted of modest balances of consumer loans (0.9% of assets) and commercial business loans (0.4% of assets). Accordingly, lending diversification for the Peer Group was more

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of June 30, 2008

		Portfolio Composition as a Percent of Assets

Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets

		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Midwest Federal Savings & Loan		18.83%	54.71%	0.00%	0.00%	0.35%	0.92%	38.62%	$0	$0

All Public Companies
Averages		12.14%	36.77%	7.03%	20.17%	4.49%	2.75%	64.75%	$682,020	$6,023
Medians		9.41%	36.21%	4.77%	18.14%	2.91%	0.66%	65.23%	$34,330	$124

State of MO
Averages		6.28%	31.17%	17.94%	22.81%	5.63%	1.40%	78.47%	$36,468	$208
Medians		4.75%	30.33%	18.75%	23.01%	4.88%	0.42%	81.96%	$36,830	$62

Comparable Group
Averages		11.57%	30.21%	7.57%	22.84%	6.26%	3.18%	67.13%	$24,993	$147
Medians		8.34%	28.78%	5.23%	22.60%	4.75%	2.66%	68.98%	$13,180	$43

Comparable Group
CFBK	Central Federal Corp. of OH	8.08%	20.03%	5.90%	40.68%	12.73%	2.82%	83.46%	$25,140	$146
FFDF	FFD Financial Corp. of Dover OH(1)	0.18%	35.73%	1.92%	37.54%	9.83%	3.92%	77.27%	$82,110	$635
FBSI	First Bancshares, Inc. of MO(1)	15.41%	31.95%	9.08%	19.08%	4.02%	4.59%	65.37%	$0	$0
GSLA	GS Financial Corp. of LA	10.95%	31.51%	4.01%	26.13%	2.40%	0.54%	62.26%	$17,260	$227
JFBI	Jefferson Bancshares Inc. of TN(1)	0.00%	21.57%	18.36%	28.85%	13.96%	2.49%	81.65%	$4,090	$0
LBCP	Liberty Bancorp, Inc. of MO	4.92%	15.18%	24.07%	26.93%	5.48%	0.40%	81.92%	$9,100	$0
LABC	Louisiana Bancorp, Inc. of LA	40.23%	18.25%	0.92%	14.31%	0.30%	0.94%	37.46%	$3,850	$12
MFLR	Mayflower Bancorp, Inc. of MA(1)	27.23%	26.06%	5.74%	10.78%	2.31%	0.83%	56.54%	$61,970	$368
OSBK	Osage Bancshares, Inc. of OK(1)	8.60%	50.04%	4.72%	9.21%	1.61%	5.57%	52.74%	$39,650	$53
ROME	Rome Bancorp, Inc. of Rome NY	0.09%	51.80%	1.01%	14.87%	9.92%	9.72%	72.59%	$6,760	$33

(1) Financial information is for the quarter ending March 31, 2008.

Source:  SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

significant in all loan types. The Peer Group’s more significant diversification into higher risk types of lending and higher concentration of assets maintained in loans compared to lower risk weighted investments translated into a higher risk-weighted assets-to-assets ratio of 67.1%, as compared to the Association’s ratio of 38.6%.

Interest Rate Risk

          Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group. In terms of balance sheet composition, Midwest Federal’s interest rate risk characteristics were considered to be more favorable than the Peer Group’s as implied by the Association’s higher equity-to-assets and IEA/IBL ratios. Likewise, the Association’s lower level of non-interest earning assets represented an advantage with respect to having to depend less on the yield-cost spread to sustain the net interest margin. On a pro forma basis, the infusion of stock proceeds should serve to provide the Association with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Association’s equity-to-assets and IEA/IBL ratios.

          To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Midwest Federal and the Peer Group. In general, the relative fluctuations in the Association’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Midwest Federal and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Association’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Midwest Federal’s assets and the net proceeds will be invested into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.5
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of June 30, 2008 or Most Recent Date Available

		Balance Sheet Measures

		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income

Institution					6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007

		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Midwest Federal Savings & Loan		30.6%	141.0%	2.7%	42	-5	-5	-6	-1	-10

All Public Companies		10.8%	108.7%	5.8%	8	1	-2	-1	2	2
State of MO		9.9%	105.5%	5.9%	24	-3	3	-1	3	-10

Comparable Group
Averages		15.9%	115.0%	5.1%	13	-9	2	8	-1	1
Medians		13.1%	110.2%	5.4%	14	-11	0	-3	-3	-9

Comparable Group
CFBK	Central Federal Corp. of OH	9.3%	105.4%	5.1%	26	-11	7	4	-8	4
FFDF	FFD Financial Corp. of Dover OH(1)	10.1%	109.5%	2.3%	NA	-10	-11	21	-9	-10
FBSI	First Bancshares, Inc. of MO(1)	10.9%	105.4%	6.7%	NA	8	22	4	16	-17
GSLA	GS Financial Corp. of LA	13.4%	110.9%	4.7%	14	-27	10	-3	3	-9
JFBI	Jefferson Bancshares Inc. of TN(1)	21.7%	118.8%	7.3%	NA	-5	4	-9	9	4
LBCP	Liberty Bancorp, Inc. of MO	12.7%	107.0%	7.2%	39	4	-1	-23	-8	-11
LABC	Louisiana Bancorp, Inc. of LA	30.6%	144.3%	1.6%	-2	-13	0	98	NA	NA
MFLR	Mayflower Bancorp, Inc. of MA(1)	8.1%	103.3%	5.6%	NA	-3	-3	-12	2	-1
OSBK	Osage Bancshares, Inc. of OK(1)	22.7%	127.3%	3.4%	NA	-16	-7	NA	NA	61
ROME	Rome Bancorp, Inc. of Rome NY	19.7%	118.0%	7.2%	-10	-12	0	-11	-12	-13

(1) Financial information is for the quarter ending March 31, 2008.

NA=Change is greater than 100 basis points during the quarter.

 Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Credit Risk

          Overall, based on a comparison of credit quality measures, the Association’s credit risk exposure was considered to be less significant than Peer Group’s. As shown in Table 3.6, the Association did not hold any non-performing assets at June 30, 2008. Comparatively, the Peer Group’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.77% of assets. Non-performing loans for the Peer Group equaled 0.79% of loans. The Peer Group’s loss reserves as a percent of non-performing loans equaled 457.0% on average and a median reserve coverage ratio of 150.0%. Loss reserves maintained as percent of loans were higher for the Peer Group (1.17% versus 0.18% for the Association). The Association’s credit risk exposure was also considered to be more favorable with respect to not recording any net loan charge-offs for the twelve month period. Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.32% of net loans receivable.

Summary

          Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Association. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of June 30, 2008 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans

		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Midwest Federal Savings & Loan		0.00%	0.00%	0.00%	0.18%	0.00%	0.00%	$0	0.00%

All Public Companies
Averages		0.23%	1.49%	1.55%	1.05%	158.31%	118.43%	$745	0.23%
Medians		0.06%	0.76%	0.83%	0.91%	97.04%	70.83%	$122	0.06%

State of MO
Averages		0.49%	1.52%	1.19%	1.09%	100.24%	56.92%	$705	0.72%
Medians		0.40%	1.59%	1.13%	1.12%	97.17%	58.05%	$688	0.52%

Comparable Group
Averages		0.19%	0.77%	0.79%	1.17%	456.97%	242.67%	$170	0.32%
Medians		0.09%	0.57%	0.61%	1.14%	150.00%	125.20%	$44	0.07%

Comparable Group
CFBK	Central Federal Corp. of OH	0.04%	0.75%	0.84%	1.25%	149.44%	140.67%	$41	0.07%
FFDF	FFD Financial Corp. of Dover OH(1)	0.00%	0.54%	0.62%	0.94%	150.56%	150.56%	$46	0.12%
FBSI	First Bancshares, Inc. of MO(1)	0.40%	1.56%	1.73%	1.35%	79.00%	59.17%	$228	0.56%
GSLA	GS Financial Corp. of LA	0.23%	1.60%	1.99%	2.28%	114.78%	98.42%	$181	0.53%
JFBI	Jefferson Bancshares Inc. of TN(1)	0.14%	0.23%	0.11%	0.65%	609.97%	239.06%	$49	0.07%
LBCP	Liberty Bancorp, Inc. of MO	0.78%	1.80%	1.34%	1.20%	89.40%	49.67%	$1,147	1.82%
LABC	Louisiana Bancorp, Inc. of LA	0.00%	0.08%	0.22%	1.87%	857.39%	857.39%	$0	0.00%
MFLR	Mayflower Bancorp, Inc. of MA(1)	0.27%	0.52%	0.48%	1.07%	223.01%	109.73%	$3	0.00%
OSBK	Osage Bancshares, Inc. of OK(1)	0.03%	0.05%	0.02%	0.40%	2183.33%	623.81%	$7	0.03%
ROME	Rome Bancorp, Inc. of Rome NY	0.05%	0.60%	0.59%	0.66%	112.82%	98.21%	$2	-0.01%

(1)	Financial information is for the quarter ending March 31, 2008.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

          This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Association’s conversion transaction.

Appraisal Guidelines

          The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

          The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

          The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Midwest Federal’s operations and financial condition; (2) monitor Midwest Federal’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

          The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Midwest Federal’s value, or Midwest Federal’s value alone. To the extent a change in factors impacting the Association’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

          A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Association coming to market at this time.

1.	Financial Condition

          The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Association’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Midwest Federal’s and the Peer Group’s balance sheets. The Peer Group’s interest-earning asset composition exhibited a higher concentration of loans with a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Association’s interest-earning asset composition provided for a lower yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. While Midwest Federal’s funding composition reflected a similar level of deposits and a lower level of borrowings than the comparable Peer Group ratios, the Association’s cost of funds was higher than the Peer Group’s. Overall, as a percent of assets, the Association maintained a higher level of interest-earning assets and a lower level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Association. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Association’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios, given that the Association did not maintain any non-performing assets at June 30, 2008. Loss reserves as a percent loans were higher for the Peer Group. As noted above, the Peer Group’s risk weighted assets-to-assets ratio was higher than the Association’s. Overall, RP Financial concluded that credit quality was a moderate positive factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Association operated with a higher level of cash and investment securities relative to the Peer Group (41.5% of assets versus 23.8% for the Peer Group). Following the infusion of stock proceeds, the Association’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

investments. The Association’s future borrowing capacity was considered to be greater than the Peer Group’s, given that the Association currently does not hold any borrowings. Overall, RP Financial concluded that balance sheet liquidity was a slight positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Association’s interest-bearing funding composition consisted entirely of deposits, which approximated the Peer Group’s ratio of deposits-to-assets. The Peer Group’s interest-bearing funding composition included utilization of borrowings. Overall, the Association’s cost of interest-bearing liabilities was higher than the Peer Group’s, which was indicative of the high concentration of CDs that comprised the Association’s deposit composition. Total interest-bearing liabilities as a percent of assets were higher for the Peer Group ratio, which was attributable to Midwest Federal’s higher capital position. Following the stock offering, the increase in the Association’s capital position will further reduce the level of interest-bearing liabilities funding the Association’s assets. Overall, RP Financial concluded that funding liabilities were a slight positive factor in our adjustment for financial condition.

•

Capital. The Association operates with a higher pre-conversion capital ratio than the Peer Group. Accordingly, following the stock offering, Midwest Federal’s pro forma capital position will be well above the Peer Group’s equity-to-assets ratio. The Association’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Association’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slight positive factor in our adjustment for financial condition.

          On balance, Midwest Federal’s balance sheet strength was more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Association’s financial condition.

2.	Profitability, Growth and Viability of Earnings

          Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Reported Earnings. The Association reported a net loss equal to 0.20% of average assets, versus net income equal to 0.52% of average assets for the Peer Group. The net loss recorded by the Association was viewed to be representative of the Association’s core earnings. The Peer Group maintained earnings advantages with respect to net interest income and non-interest operating income, while loan loss provisions and operating expenses were slight earnings advantages for the Association. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Association’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Association’s reported earnings were a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Both the Association’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Association operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Association’s lower ratios for net interest income and operating expenses translated into a significant lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.92x versus 1.18X for the Peer Group). Similarly, the Association’s efficiency ratio of 107.9% was less favorable than the Peer Group’s efficiency ratio of 74.4%. Loan loss provisions had a slightly larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Association should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Association’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a moderate negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Association’s and the Peer Group’s net interest income to average assets ratios generally indicated that a similar degree of volatility was associated with the Association’s and Peer Group’s net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios as well as the level of non-interest earning assets were more favorable for the Association. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Association with equity-to-assets and IEA/ILB ratios that will be significantly above the Peer Group’s ratios, as well as enhance the stability of the Association’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

•

Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings (0.16% of average assets versus 0.04% of average assets for the Association). In terms of future exposure to credit quality related losses, the Peer Group maintained a higher concentration of assets in loans and lending diversification into higher risk types of loans was more significant for the Peer Group, which translated into a higher risk weighed assets-to-assets ratio for the Peer Group. Credit quality measures for non-performing assets and non-performing loans were more favorable for the Association, while the Peer Group maintained a higher level of loss reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a moderate positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Association maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Association with significantly greater growth potential through leverage than currently maintained by the Peer Group. Lastly, the Peer Group’s higher ratio of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Association’s ROE is negative as the result of the net loss recorded for the twelve month period. Even with a return to profitability, it will be difficult for the Association to achieve a competitive ROE in the near term owing to Midwest Federal’s very high pro forma capital position. At the same time, the Peer Group currently maintains a relatively low ROE. Accordingly, this was a moderate negative factor in the adjustment for profitability, growth and viability of earnings.

          On balance, Midwest Federal’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

          The Peer Group’s asset growth rate exceeded the Association’s growth rate during the period covered in our comparative analysis (6.9% growth versus 1.3% asset shrinkage for the Association). Asset growth for the Peer Group was sustained by loan

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

growth, while asset shrinkage for the Association consisted of cash and investments largely offset by loan growth. On a pro forma basis, the Association’s tangible equity-to-assets ratio will be well above the Peer Group’s tangible equity-to-assets ratio, indicating greater significantly greater leverage capacity for the Association. On balance, we concluded that no adjustment was warranted for asset growth.

4.	Primary Market Area

          The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Midwest Federal maintains its sole office facility in Saint Joseph, Missouri, which is located on the northwest Missouri border approximately 50 miles north of Kansas City. The Association’s market area is a mix of suburban and rural markets, which has maintained a stable population for the 2000 to 2007 period. The lack of population growth translated into limited household growth as well during the 2000 to 2007 period. Indicative of the rural characteristics that comprise some of the Association’s market, income measures were below the comparable Missouri and U.S. measures.

          The Peer Group companies generally operate in a mix of suburban and rural markets, with the majority of the markets served by the Peer Group companies having comparable or larger populations compared to Buchanan County. Population growth for the markets served by the Peer Group companies was generally stronger than the flat population growth experienced by Buchanan County for the 2000 to 2007 period. Average and median per capita income for the markets served by the Peer Group’s exceeded Buchanan County’s per capita income and Buchanan County’s per capita income as a percent of Missouri’s per capita income was slightly lower relative to the comparable average and median ratios indicated for the Peer Group companies. The average and median deposit market shares maintained by the Peer Group companies were well above the Association’s market share of deposits in Buchanan County, even though the majority of the Peer Group companies operated in larger markets than Midwest Federal. Summary demographic and deposit market share data for the

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Association and the Peer Group companies is provided in Exhibit III-2. As shown in Table 4.1, June 2008 unemployment rates for the majority of the markets served by the Peer Group companies exceeded the comparable unemployment rate for Buchanan County. On balance, we concluded that a slight downward adjustment was appropriate for the Association’s market area.

Table 4.1
Market Area Unemployment Rates
Midwest Federal and the Peer Group Companies(1)

	County	June 2008 Unemployment

Midwest Federal - MO	Buchanan	5.0%

Peer Group Average		5.7%

Central Federal Bancorp Inc. – OH	Summit	6.2%
FFD Financial Corp. – OH	Tuscarawas	6.2
First Bancshares – MO	Wright	6.9
GS Financial Corp. - LA	New Orleans MSA	4.4
Jefferson Bancshares Inc. – TN	Hamblen	7.2
Liberty Bancorp, Inc. – MO	Clay	5.9
Louisiana Bancorp, Inc. – LA	New Orleans MSA	4.4
Mayflower Bancorp, Inc. - MA	Plymouth	5.6
Osage Bancshares, Inc. – OK	Osage	4.8
Rome Bancorp, Inc. – NY	Oneida	5.2

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

          At this time the Association has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

          Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.14% to 5.48%. The average dividend yield on

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

the stocks of the Peer Group institutions equaled 2.82% as of August 28, 2008. As of August 28, 2008, approximately 79% of all publicly-traded thrifts non-MHC thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.96%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

          While the Association has not established a definitive dividend policy prior to converting, the Association will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

          The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ Global Select Market. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $13.1 million to $80.5 million as of August 28, 2008, with average and median market values of $37.3 million and $28.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.1 million to 7.3 million, with average and median shares outstanding of 3.7 million and 3.6 million, respectively. The Association’s stock offering will have a pro forma market value and shares outstanding that are less than the lower end of the comparable Peer Group ranges for market values and shares outstanding. It is anticipated that the Association’s stock will be listed for trading on the OTC Bulletin Board following the stock offering, which generally suggests lower liquidity compared to a stock listed on NASDAQ or an exchange. Overall, we anticipate that the Association’s public stock will have a less liquid trading market compared to the Peer Group companies on average and, therefore, concluded a slight downward adjustment was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

7.	Marketing of the Issue

          We believe that three separate markets exist for thrift stocks, including those coming to market such as Midwest Federal (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Missouri. All three of these markets were considered in the valuation of the Association’s to-be-issued stock.

A.	The Public Market

                     The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                     In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. A disappointing employment report for August 2007, which showed a drop in jobs for the first time in four years, caused stocks to plummet in early-September. However, upbeat news about consumer demand boosted stocks in mid-September ahead of the Federal Reserve meeting. Stocks soared on news of the Federal Reserve’s decision to cut the federal funds rate by a half of percentage point rate, which exceeded the quarter point rate cut most economists had expected. The larger than expected rate cut generally sustained the positive trend in the broader stock market through the end of the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

                     The Dow Jones Industrial Average (“DJIA”) started the fourth quarter of 2007 soaring to a record high, which was followed by an uneven market for stocks going into mid-October amid uncertainty over forthcoming third quarter earnings reports. Lackluster earnings and credit concerns sparked a mid-October sell-off, as Standard & Poor’s reduced its rating on more than 1,400 types of residential mortgage-backed securities. Stocks rebounded somewhat in late-October, supported by some good third quarter earnings in the technology sector and the Federal Reserve’s decision to cut rates by a quarter point as expected. Fresh concerns about problems in the credit markets becoming worse, fears of soaring energy prices and the dollar falling caused stocks to plummet in early-November. Following a close below 13000, the DJIA had a one day rebound of over 300 points on bargain hunting. Stocks pulled back heading into the second half of November, reflecting concerns that the weak housing market would depress consumer spending and expectations of more write-downs to be taken on risky debt. Stocks rebounded in late-November and early-December, amid growing expectations that the Federal Reserve would cut rates at its mid-December meeting. News of a 0.25% rate cut by the Federal Reserve sent stocks sharply lower in mid-December 2007, as some investors had hoped for a more significant rate cut. Credit worries and downgrades of several bellwether stocks also contributed to the mid-December pullback in the broader stock market. Weak economic data and expectations that fourth quarter earnings would reflect more large write-downs of subprime mortgage debt by some of the world’s largest banks weighed on stocks in year end trading.

                     The downward trend in stocks continued at the start of 2008, as mounting concerns about the economy, higher oil prices and news of more large write-downs taken on subprime mortgages and debt all contributed to the negative sentiment in the stock market. IBM’s strong earnings report for the fourth provided a boost to the stock market in mid-January. Stocks tumbled sharply lower heading into the second half of January on investors’ fears of more damage to come from the subprime mortgage crisis following huge fourth quarter losses reported by Citigroup and Merrill Lynch. A surprise 0.75% rate cut by the Federal Reserve on January 22, 2008 helped to limit damage from the prior day’s sell-off in the global markets, which was spurred by fears that a U.S. recession would slow economic growth in the foreign markets as well. News of a

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

possible bond-insurance bailout triggered a sharp mid-day rebound in the DJIA the day following the rate cut, as the DJIA recovered almost 600 points from morning lows and closed up almost 300 points for the day. Following three consecutive sessions of gains, stocks closed lower at the end of the week on profit taking. Some positive economic data and a second rate cut by the Federal Reserve in nine days helped the broader stock market to close out January on an upbeat note.

                     Recession fears, fueled by a decline in January service-sector activity, triggered a broad based sell-off in the stock market in early-February 2008. A favorable retail sales report for January helped stocks to rebound in mid-January, which was followed by a downward trend heading into late-February amid higher oil prices, more weak economic data and signs of stagflation. Following a brief rally, stocks plunged at the end of February on concerns about the ongoing credit crisis and rising oil prices. Escalating problems in the bond market and weak economic data, which included job losses in the February employment report and a record number of homes entering foreclosure in the fourth quarter, extended the downturn in the broader stock market during the first part of March. Stocks soared higher heading into mid-March after the Federal Reserve said it would lend Wall Street $200 billion in a move aimed at taking difficult to trade securities temporarily out of circulation. The stock market experienced heightened volatility in mid-March, with the DJIA swinging significantly higher or lower on a daily basis. Stocks declined sharply on news of Bear Stearns’ collapse, which was followed by a more than 400 point increase in the DJIA. The surge in stocks was supported by the Federal Reserve cutting its target rate by 0.75% to 2.25% and Goldman Sachs and Lehman Brothers reporting better than expected earnings. Stocks tumbled the following day, with the DJIA declining by almost 300 points on renewed worries about the economy. Led by financial stocks, the stock market rebounded strongly heading into late-March. Major contributors to the rally in financial stocks were Fannie Mae and Freddie Mac, which rebounded on easing of regulatory constraints, and J.P. Morgan’s increased bid for Bear Stearns from $2 a share to $10 a share. Concerns about the broader economy pressured stocks lower at the close of the first quarter. Overall, the first quarter of 2008 was the worst quarter for the DJIA in five and one-half years, as a 7.6% decline was recorded in the DJIA for the first quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

                     Stocks surged higher at the start of the second quarter of 2008, with the DJIA posting a gain of almost 400 points on news that two major financial firms with significant credit risk issues took steps to shore up their capital. Uncertainty over first quarter earnings reports provided for a narrow trading range heading in mid-April, which was followed by a downturn in the broader stock market. Stocks retreated after a disappointing first quarter earnings report from General Electric stoked concerns about the health of both corporate profits and the economy in general. Some better-than-expected first quarter earnings reports provided a boost to stocks in mid-April, which was followed by a narrow trading range through the end of April amid mixed earnings reports and the Federal Reserve’s decision to cut its target rate by 0.25% as expected. The broader stock market started May on a positive note, but then led by a sell-off in financial stocks reversed course heading into mid-May. Higher oil prices and ongoing concerns of eroding credit quality contributed to the decline in financial stocks. The broader stock market showed a positive trend heading into mid-May, which was supported by a slight decline in oil prices and encouraging inflation numbers reflected in the April data for consumer prices. Soaring oil prices and growing concerns about inflation triggered a sell-off in the broader stock heading into the second half of May. A downward trend in the broader stock market prevailed in the second half of May and into early-June, amid concerns about more credit-related losses forecasted for the financial sector and soaring oil prices. Following a one day rebound on surprisingly strong retail sales data for May, a spike in the May unemployment rate accelerated the early-June slide in stocks. Led by a decline in financial shares, the downward trend in stocks prevailed through most of June. The DJIA hit a 2008 low in late-June, as stocks plunged following downgrades of brokerage and automotive stocks and a jump in oil prices.

                     Selling pressure in the broader market continued into the first half of July 2008, as financial stocks led the downturn on worries about earnings and the economy. For the first time in two years, the DJIA closed below 11000 in mid-July as bank stocks led the market lower following the takeover of IndyMac Bancorp by the FDIC. Led by a rally in financial stocks, stocks rebounded heading into the second half of July. Better-than-expected earnings by some of the major banks and a drop in oil prices below a

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

$130 a barrel were noteworthy contributors to the rally. Led by a sell-off in financial shares, stocks tumbled in late-July on more bad news about the housing market. Stocks rallied at the end of July as investors moved into beaten up financial stocks on hopes that the credit crisis was nearing an end. Lower oil prices and reassuring signals coming out of the Federal Reserve meeting provided a boost to stocks in early-August. Volatility in financial stocks prevailed on the broader stock market in mid-August, as concerns about more write-downs plagued the financial sector. Mixed economic data and ongoing concerns of the credit crunch continuing to haunt the financial sector provided for a choppy performance in the broader stock market during the second half of August. On August 28, 2008, the DJIA closed at 11715.18, a decrease of 11.5% from one year ago and a decrease of 11.7% year-to-date, and the NASDAQ closed at 2411.64, a decrease of 6.0% from one year ago and a decrease of 9.1% year-to-date. The Standard & Poor’s 500 Index closed at 1300.68 on August 28, 2008, a decrease of 10.8% from one year ago and a decrease of 11.4% year-to-date.

                     The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have underperformed the broader stock market. The weaker-than-expected employment report for August 2007 depressed thrift issues in early-September, but thrift stocks bounced back in mid-September. The recovery in thrift stocks was aided by news that Countrywide Financial had arranged for an additional $12 billion of secured borrowings. Thrift stocks rallied on news of the larger than expected 50 basis rate cut by the Federal Reserve, although the positive trend in thrift stocks was not sustained through the end of the third quarter. The pull back in thrift stocks reflected ongoing concerns over the weak housing market and the anticipated rise in credit quality related losses that were expected to be seen in third quarter earnings reports.

                     Thrift stocks traded in a narrow range at the start of the fourth quarter of 2007, but then headed lower in mid-October. The downturn was led by thrifts with exposure to the subprime market, as those institutions reported larger than expected credit losses for the third quarter. The as expected quarter point rate cut by the Federal Reserve helped thrift stocks to stabilize in late-October, although the sell-off in thrift

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

equities resumed in early-November. Institutions with exposure to the subprime mortgage market continued to lead the downturn, as Washington Mutual’s stock plunged on expectations that it would continue to experience significant credit losses in 2008. Beaten down thrift stocks recovered modestly going into mid-November, but the downturn resumed on worries over further deterioration in the subprime market and the depressed housing market. Freddie Mac’s significantly larger-than-expected loss for the third quarter prompted further selling in thrift stocks heading into late-November. Hopes for a rate cut at the next Federal Reserve meeting boosted the thrift sector in late-November. Thrift stocks traded in narrow range in the first week of December, as investors awaited the outcome of the forthcoming Federal Reserve meeting. The mid-December downturn in the broader market following the Federal Reserve’s decision to lower rates a quarter point was evidenced in the thrift sector as well. In contrast to the broader stock market, thrift stocks continued to trade lower the day following the rate cut. The weak housing market, as reflected by a sharp drop in home prices and a drop-off in mortgage application volume, along with inflation worries and predictions of massive write-downs that would be recorded in the fourth quarter were noted factors that depressed thrift stocks through the end of December.

                     The downward spiral in thrift stocks continued at the beginning of 2008, particularly the stocks of those institutions with significant exposure to the subprime mortgage market such as Countrywide and Washington Mutual. Thrift stocks in general were also hurt by weak housing data and the growing prospects that the housing slump would continue throughout 2008. News of a rise in mortgage delinquencies at Countrywide and rumors of Countrywide going into bankruptcy further contributed to the slide in thrift stocks heading into mid-January. The announced acquisition of Countrywide by Bank of America had little impact on thrift stocks in general. Earnings related worries depressed thrift stocks heading into the second half of January, reflecting expectations that more significant credit quality related losses would be a widespread factor in the fourth quarter earnings reports for thrift institutions in general. Thrift stocks moved higher on the surprise rate cut by the Federal and then spiked higher along with the broader stock market the day following the rate cut. Consistent with the broader stock market, thrift stocks traded lower at the end of the week. For the

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

balance of January and through most of February, thrift stocks generally paralleled trends in the broader market. Financial stocks led the broader market lower at the end of February and into the first part of March, as worries about the health of key financial companies escalated. Shares of thrift stocks were among the hardest hit, as investors dumped thrift stocks in conjunction with a sharp sell-off in the stocks of Fannie Mae and Freddie Mac amid fears that defaults would force them to raise more capital. News of the Federal Reserve’s $200 billion liquidity program sent thrift stocks sharply higher heading into mid-March. Thrift stocks participated in the day-to-day swings experienced in the broader stock market during mid-March, as investors assessed the outlook for mortgage lenders in a slumping market for housing and the possibility of the economy going into recession. The rebound in the stocks of Fannie Mae and Freddie Mac provided a healthy boost to thrift stocks heading into late-March, while troubling economic data and warnings of further write downs pulled thrift stocks lower along with the broader stock market at the close of the first quarter.

                     Thrift stocks surged higher in conjunction with the broader stock market at the start of the second quarter of 2008, as UBS and Lehman Brothers announced plans to bolster their capital to offset huge losses recorded from writing down troubled investments. A weaker-than-expected employment report for March depressed thrift stocks in early-April, although thrift stocks bounced back on news that Washington Mutual was in discussions to raise $5 billion from private equity-led investors. Thrift stocks drifted lower heading into mid-April in anticipation of first quarter earnings remaining depressed by more write downs on mortgages and mortgage-related securities. Bargain hunting and some positive first quarter earnings events provided a modest boost to thrift stocks in late-April, while thrift stocks edged lower on news of the Federal Reserve rate cut at the end of April. Calmer credit markets and a better-than-expected employment report for April were somewhat offset by a cut in Countrywide’s credit rating, as thrift stocks traded unevenly at the beginning of May. Higher oil prices and more negative news reported by financial institutions pressured thrift stocks lower going into mid-May. Thrift stocks edged higher along with the broader stock market heading into mid-May and then reversed course on inflation worries, higher oil prices and more weak data coming from the housing sector. In late-May 2008 and early-

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

June, thrift shares settled into a narrow trading range and then sold off along with the broader stock market on news of the spike in the May unemployment rate. Thrift prices deteriorated further heading into mid-June on concerns of mounting credit-related losses as mortgage delinquencies and foreclosures continued to surpass record levels. Following a mild rebound in mid-June, thrift shares tumbled lower at the end of the second quarter as financial shares were pummeled by downgrades by Wall Street analysts and second quarter profit worries.

                     The downturn in thrift stocks continued at the start of the third quarter of 2008, with projected second quarter losses becoming more widespread among thrift stocks. Fannie Mae and Freddie Mac dropped to their lowest levels in more than 14 years, as concerns grew about their capital positions. Thrift stocks rallied strongly on comments by the Federal Reserve Chairman that outlined measures to shore up mortgage lending and help markets operate smoothly, but the one-day rally was quickly wiped out by fears about bank stability and the future of the mortgage market heading into mid-July. Most notably, the sell-off in thrift shares was fueled by the failure of IndyMac Bancorp and growing concerns about the solvency of Fannie Mae and Freddie Mac. The sell-off was followed by a sharp rebound in thrift stocks, as some major banks posted better-than-expected earnings and Freddie Mac considered a major stock sale that would have the potential to avoid implementation of a government rescue plan. Weak data for June existing home sales re-ignited fears about the credit crunch and sent thrift stocks sharply lower in late-July. Thrift stocks rebounded along with the broader financial sector at the end of July, with the upward momentum sustained into early-August as investors responded favorably to the outcome of the Federal Reserve meeting and its decision to hold the target rate steady. Concerns of falling home prices resulting in more write-downs pushed thrift stocks lower in mid-August. The downturn in thrift stocks sharpened during the second half of August on spreading credit quality problems in financial stocks and growing concerns that Fannie Mae and Freddie Mac would not be able to avoid a government bailout. Thrift stocks rebounded in late-August on news that second quarter GDP growth was revised up from the initial estimate. On August 28, 2008, the SNL Index for all publicly-traded thrifts closed at 865.6, a decrease of 43.1% from one year ago and a decrease of 18.2% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

B.	The New Issue Market

                     In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Association’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                     The market for recent conversions has pulled back along with the thrift sector in general, with a number of the recent offerings being undersubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. No standard conversions have been completed during the past three months. Home Federal Bancorp of Louisiana, which was seeking to complete a second-step conversion, terminated its offering on August 14, 2008 as stock orders were not sufficient to reach the minimum of the offering range. As shown in Table 4.2, one mutual holding company offering was completed during the past three months. Auburn Bancorp’s mutual holding company offering was closed at the minimum of the valuation range, raising gross proceeds of $2.3 million. Auburn Bancorp’s mutual holding company offering closed at a pro forma P/TB ratio of 61.5%. Based on closing stock market prices as of August 28, 2008, Auburn Bancorp’s stock price was 5.0% below its IPO price.

RP ® Financial, LC.	Valuation Analysis
IV.19

Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

		Pre-Conversion Data								Contribution to Charitable Found.		Insider Purchases				Initial Dividend Yield

Institutional Information		Financial Info.		Asset Quality		Offering Information						% Off Incl. Fdn.

												Benefit Plans

Conver. Date			Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.		% of Offering		Recog Plans	Stk Option	Mgmt. & Dirs.
Institution	Ticker	Assets								Form		ESOP

		($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions

Averages - Standard Conversions:
Medians - Standard Conversions:

Second Step Conversions

Averages - Second Step Conversions:
Medians - Second Step Conversions:

Mutual Holding Company Conversions
Auburn Bancorp, Inc., ME 8/19/08 ABBB-OTCBB		$65	6.92%	0.19%	376%	$2.3	45%	85%	29.6%	N.A.	N.A.	7.6%	3.3%	10.9%	6.6%	0.00%

Averages - Mutual Holding Company Conversions:		$65	6.92%	0.19%	376%	$2.3	45%	85%	29.6%	NA	NA	7.6%	3.3%	10.9%	6.6%	0.00%
Medians - Mutual Holding Company Conversions:		$65	6.92%	0.19%	376%	$2.3	45%	85%	29.6%	NA	NA	7.6%	3.3%	10.9%	6.6%	0.00%

Averages - All Conversions:		$65	6.92%	0.19%	376%	$2.3	45%	85%	29.6%	NA	NA	7.6%	3.3%	10.9%	6.6%	0.00%
Medians - All Conversions:		$65	6.92%	0.19%	376%	$2.3	45%	85%	29.6%	NA	NA	7.6%	3.3%	10.9%	6.6%	0.00%

			Pro Forma Data								Post-IPO Pricing Trends

Institutional Information			Pricing Ratios(3)				Financial Charac.				Closing Price:

Institution	Conver. Date	Ticker	P/TB	Core P/E		P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 8/28/08	% Change

			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions

Averages - Standard Conversions:
Medians - Standard Conversions:

Second Step Conversions

Averages - Second Step Conversions:
Medians - Second Step Conversions:

Mutual Holding Company Conversions
Auburn Bancorp, Inc., ME 8/19/08 ABBB-OTCBB			61.5%	26.1	x	7.3%	0.3%	8.8%	3.4%	$10.00	$10.50	5.0%	$9.50	-5.0%	$9.50	-5.0%	$9.50	-5.0%

Averages - Mutual Holding Company Conversions:			61.5%	26.1	x	7.3%	0.3%	8.8%	3.4%	$10.00	$10.50	5.0%	$9.50	-5.0%	$9.50	-5.0%	$9.50	-5.0%
Medians - Mutual Holding Company Conversions:			61.5%	26.1	x	7.3%	0.3%	8.8%	3.4%	$10.00	$10.50	5.0%	$9.50	-5.0%	$9.50	-5.0%	$9.50	-5.0%

Averages - All Conversions:			61.5%	26.1	x	7.3%	0.3%	8.8%	3.4%	$10.00	$10.50	5.0%	$9.50	-5.0%	$9.50	-5.0%	$9.50	-5.0%
Medians - All Conversions:			61.5%	26.1	x	7.3%	0.3%	8.8%	3.4%	$10.00	$10.50	5.0%	$9.50	-5.0%	$9.50	-5.0%	$9.50	-5.0%

Note:	* - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.

August 28, 2008

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

          C.      The Acquisition Market

                    Also considered in the valuation was the potential impact on Midwest Federal’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Missouri. As shown in Exhibit IV-4, there were three Missouri thrift acquisitions completed from the beginning of 2004 through August 28, 2008, and there are currently no acquisitions pending of a Missouri savings institution. The recent acquisition activity involving Missouri savings institutions may imply a certain degree of acquisition speculation for the Association’s stock. To the extent that acquisition speculation may impact the Association’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Association’s market and, thus, are subject to the same type of acquisition speculation that may influence Midwest Federal’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Midwest Federal’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

          As an $18 million institution, Midwest Federal has limited resources to devote to management personnel. At the same time, the Association’s management, including the directors, appears to have experience and expertise in all of the key areas of the Association’s operations. In connection with the Association’s strategy to diversify into

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

commercial real estate lending, a commercial loan officer will need to be added to oversee and implement the Association’s commercial lending activities.

          The returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

          In summary, as a fully-converted OTS regulated institution, Midwest Federal will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Association’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

          Overall, based on the factors discussed above, we concluded that the Association’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Valuation Approaches

          In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Association’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Association’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

          RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Association’s reported and core earnings reflected a net loss for the twelve months ended June 30, 2008, the Association’s pro forma P/E multiples were not meaningful for purposes of comparison to the Peer Group’s P/E multiples.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. In deriving Midwest Federal’s valuation, RP Financial considered the P/B approach to be a highly valuable indicator of pro forma value, since the P/E approach did not render meaningful P/E multiples for the Association. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

          The Association will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

          Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 28, 2008, the pro forma market value of the Association’s conversion offering equaled $4,2500,000 at the midpoint, equal to 425,000 shares at $10.00 per share.

          1.           Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Association’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Association’s reported earnings equaled a net loss of $37,000 for the twelve months ended June 30, 2008. Midwest Federal’s reported earnings for the twelve months ended June 30, 2008 required no adjustment for purposed of deriving core earnings. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

          Based on the Association’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Association’s pro forma reported and core earnings were negative throughout the valuation range. Accordingly, the Association’s pro forma P/E multiples were considered to be not meaningful (“NM”) throughout the valuation range. Comparatively, as shown in Table 4.3, the Peer Group’s average reported and core P/E multiples were 21.28 times and 24.37 times, respectively, and the Peer Group’s median reported and core earnings multiples were 22.44 times and 25.90 times, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Table 4.3
Public Market Pricing
Midwest Federal Savings & Loan and the Comparables
As of August 28, 2008

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share								Dividends(4)
		Price/ Share(1)	Market Value			Pricing Ratios(3)							Amount/ Share		Payout Ratio(5)
						P/E		P/B	P/A	P/TB	P/Core			Yield

		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
Midwest Federal Savings & Loan
Superrange		$10.00	$5.62	$0.00	$17.37	NM		57.57%	25.36%	57.57%	NM		$0.00	0.00%	0.00%
Maximum		$10.00	$4.89	($0.02)	$18.65	NM		53.62%	22.71%	53.62%	NM		$0.00	0.00%	0.00%
Midpoint		$10.00	$4.25	($0.03)	$20.13	NM		49.68%	20.28%	49.68%	NM		$0.00	0.00%	0.00%
Minimum		$10.00	$3.61	($0.06)	$22.13	NM		45.19%	17.71%	45.19%	NM		$0.00	0.00%	0.00%

All Non-MHC Public Companies(7)
Averages		$11.89	$408.80	$0.06	$14.49	17.52	x	85.98%	9.81%	100.33%	19.17	x	$0.38	2.96%	40.95%
Medians		$10.38	$65.23	$0.46	$12.99	14.66	x	80.08%	7.95%	89.32%	16.67	x	$0.33	2.93%	15.10%

All Non-MHC State of MO(7)
Averages		$15.84	$95.37	$0.37	$14.16	16.09	x	108.95%	10.60%	111.43%	18.99	x	$0.35	2.04%	31.06%
Medians		$13.43	$68.53	$0.41	$14.37	18.23	x	106.76%	10.28%	110.36%	18.99	x	$0.24	2.19%	23.26%

Comparable Group Averages
Averages		$10.80	$37.30	$0.39	$12.70	21.28	x	86.46%	14.15%	86.56%	24.37	x	$0.27	2.82%	18.20%
Medians		$10.13	$28.89	$0.36	$11.35	22.44	x	84.54%	10.28%	84.54%	25.90	x	$0.29	2.97%	10.42%

Comparable Group
CFBK	Central Federal Corp. of OH	$3.65	$15.30	$0.11	$6.19	NM		58.97%	5.49%	58.97%	33.18	x	$0.20	5.48%	NM
FFDF	FFD Financial Corp. of Dover OH	$12.25	$13.11	$1.18	$17.00	9.65	x	72.06%	7.29%	72.06%	10.38	x	$0.66	5.39%	51.97%
FBSI	First Bancshares, Inc. of MO	$16.80	$26.06	$0.10	$17.71	NM		94.86%	10.46%	95.73%	NM		$0.00	0.00%	0.00%
GSLA	GS Financial Corp. of LA	$15.00	$19.29	$0.28	$21.35	NM		70.26%	9.38%	70.26%	NM		$0.40	2.67%	NM
JFBI	Jefferson Bancshares Inc. of TN	$8.86	$55.02	$0.22	$11.67	NM		75.92%	16.47%	75.92%	NM		$0.24	2.71%	NM
LBCP	Liberty Bancorp, Inc. of MO	$8.75	$34.58	$0.43	$11.02	18.23	x	79.40%	10.09%	79.40%	20.35	x	$0.10	1.14%	20.83%
LABC	Louisiana Bancorp, Inc. of LA	$12.69	$80.53	$0.49	$14.15	25.38	x	89.68%	27.41%	89.68%	25.90	x	$0.00	0.00%	0.00%
MFLR	Mayflower Bancorp, Inc. of MA	$9.75	$20.41	$0.39	$9.50	19.50	x	102.63%	8.37%	102.74%	25.00	x	$0.40	4.10%	NM
OSBK	Osage Bancshares, Inc. of OK	$9.75	$31.73	$0.33	$9.62	28.68	x	101.35%	23.00%	101.35%	29.55	x	$0.34	3.49%	NM
ROME	Rome Bancorp, Inc. of Rome NY	$10.50	$77.01	$0.40	$8.79	26.25	x	119.45%	23.49%	119.45%	26.25	x	$0.34	3.24%	NM

		Financial Characteristics(6)

		Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
						ROA	ROE	ROA	ROE
		($Mil)	(%)		(%)	(%)	(%)	(%)	(%)

Midwest Federal Savings & Loan
Superrange		$22	44.05%	44.05%	0.00%	0.00%	-0.01%	0.00%	-0.01%
Maximum		$22	42.37%	42.37%	0.00%	-0.04%	-0.09%	-0.04%	-0.09%
Midpoint		$21	40.83%	40.83%	0.00%	-0.07%	-0.17%	-0.07%	-0.17%
Minimum		$20	39.20%	39.20%	0.00%	-0.10%	-0.26%	-0.10%	-0.26%

All Non-MHC Public Companies(7)
Averages		$3,655	11.00%	9.96%	1.74%	0.19%	1.82%	0.18%	1.71%
Medians		$878	9.43%	7.78%	0.83%	0.46%	3.95%	0.44%	3.62%

All Non-MHC State of MO(7)
Averages		$863	10.04%	9.90%	1.52%	0.55%	5.98%	0.31%	3.29%
Medians		$817	10.38%	10.25%	1.59%	0.66%	5.84%	0.34%	2.80%

Comparable Group Averages
Averages		$259	15.93%	15.92%	0.77%	0.53%	3.27%	0.52%	3.17%
Medians		$264	13.03%	13.03%	0.57%	0.50%	3.68%	0.46%	3.42%

Comparable Group
CFBK	Central Federal Corp. of OH	$279	9.32%	9.32%	0.75%	0.06%	0.62%	0.17%	1.70%
FFDF	FFD Financial Corp. of Dover OH	$180	10.11%	10.11%	0.54%	0.78%	7.49%	0.72%	6.96%
FBSI	First Bancshares, Inc. of MO	$249	11.03%	10.94%	1.56%	0.12%	1.09%	0.06%	0.58%
GSLA	GS Financial Corp. of LA	$206	13.35%	13.35%	1.60%	0.09%	0.61%	0.19%	1.30%
JFBI	Jefferson Bancshares Inc. of TN	$334	21.70%	21.70%	0.23%	0.41%	1.86%	0.41%	1.86%
LBCP	Liberty Bancorp, Inc. of MO	$343	12.71%	12.71%	1.80%	0.56%	4.04%	0.51%	3.62%
LABC	Louisiana Bancorp, Inc. of LA	$294	30.56%	30.56%	0.08%	1.15%	4.08%	1.12%	4.00%
MFLR	Mayflower Bancorp, Inc. of MA	$244	8.16%	8.15%	0.52%	0.43%	5.30%	0.34%	4.14%
OSBK	Osage Bancshares, Inc. of OK	$138	22.69%	22.69%	0.05%	0.81%	3.32%	0.78%	3.23%
ROME	Rome Bancorp, Inc. of Rome NY	$328	19.66%	19.66%	0.60%	0.92%	4.26%	0.92%	4.26%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

          2.           Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Association’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Association’s pro forma book value. Based on the $4.250 million midpoint valuation, the Association’s pro forma P/B and P/TB ratios both equaled 49.68%. In comparison to the average P/B and P/TB ratios for the Peer Group of 86.46% and 86.56%, the Association’s ratios reflected a discount of 42.5% on a P/B basis and a discount of 42.6% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios which both equaled 84.54%, the Association’s pro forma P/B and P/TB ratios at the midpoint value both reflected discounts of 41.2%. At the top of the super range, the Association’s P/B and P/TB ratios both equaled 57.57%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Association’s P/B and P/TB ratios at the top of the super range reflected discounts of 33.4% and 33.5%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Association’s P/B and P/TB ratios at the top of the super range both reflected discounts of 31.9%. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value, particularly in light of the Association’s very high level of pre-conversion capital. The discounts reflected under the P/B approach were also supported by the pro forma net loss shown under the P/E approach and the resulting significant premium pricing ratio indicated under the P/A approach.

          3.          Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Association’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $4.250 million midpoint of the valuation range, the Association’s value equaled 20.28% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.15%, which implies a premium of 43.3% has been applied to the Association’s pro

RP® Financial, LC.	VALUATION ANALYSIS
IV.26

forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.28%, the Association’s pro forma P/A ratio at the midpoint value reflects a premium of 97.3%.

Comparison to Recent Offerings

          As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The only conversion completed during the past three months was Auburn Bancorp of Maine, which was a mutual holding company offering. Auburn Bancorp’s closing P/TB ratio on a fully-converted basis was 61.5%. In comparison to Auburn Bancorp’s closing pro forma P/TB ratio, the Association’s P/TB ratio of 49.68% at the midpoint value reflects an implied discount of 19.2% and at the top of the super range the discount narrows to 6.4% based on the Association’s pro forma P/TB ratio of 57.57%. Among the factors that would warrant a lower P/TB ratio for the Association include Auburn Bancorp’s more favorable earnings (core P/E multiple of 26.1 times versus a pro forma net loss for the Association) and Auburn Bancorp maintained a significantly lower level of capital (pre-conversion equity-to-assets ratio of 6.92% versus 30.55% for the Association). As of August 28, 2008, Auburn Bancorp’s stock closed 5.0% below its IPO price.

          The most recent standard conversion offering completed, which did not include a simultaneous acquisition, was completed by Danvers Bancorp of Massachusetts on January 10, 2008. Danvers Bancorp’s closing P/TB ratio was 82.3%. In comparison to Danvers Bancorp’s closing pro forma P/TB ratio, the Association’s P/TB ratio of 49.68% at the midpoint value reflects an implied discount of 39.6% and at the top of the super range the discount narrows to 30.0% based on the Association’s pro forma P/TB ratio of 57.57%. In addition to the stronger market for thrift stocks at the time of Danvers Bancorp’s conversion, other factors supporting Danvers Bancorp’s higher P/TB included

RP® Financial, LC.	VALUATION ANALYSIS
IV.27

the significantly larger size of the offering ($171.9 million gross proceeds), Danvers Bancorp was profitable (core P/E multiple of 29.9 times) and Danvers Bancorp maintained a significantly lower level of capital (pre-conversion equity-to-assets ratio of 5.12%). As of August 28, 2008, Danvers Bancorp’s stock closed 20.7% above its IPO price.

Valuation Conclusion

          Based on the foregoing, it is our opinion that, as of August 28, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $4,250,000 at the midpoint, equal to 425,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $3,612,500 and a maximum value of $4,887,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 361,250 at the minimum and 488,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $5,620,630 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 562,063. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.